UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material under §240.14a-12
BEACON ROOFING SUPPLY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Wednesday, May 15, 2024

8:00 a.m. local time

In person at: Salamander Middleburg, 500 N. Pendleton St., Middleburg, Virginia 20117, Bluemont Ballroom

A LETTER TO OUR STOCKHOLDERS:

In 2023, we built on the momentum from the prior year and generated record results by executing our Ambition 2025 Value Creation Framework. We exceeded the revenue and shareholder return targets we communicated more than two years ahead of plan. We generated net sales of $9.1 billion, 8 percent growth year over year with higher revenue in our residential and complementary lines of business.

We remained focused on ensuring high caliber service and delivering residential, commercial and complementary products to our customers. We delivered net income of $435 million, a record $930 million in Adjusted EBITDA1 and our third consecutive year of strong net income margins and double-digit EBITDA margins1.

Non-discretionary repair and re-roofing activity drove growth in residential roofing demand, partially offset by softness in new residential construction demand due to higher interest rates. Commercial sentiment remained healthy while, at the same time, destocking at our customer contractor level subdued demand.

Our focus remains on the areas within our control to drive above-market growth and excel in safety and operational efficiency. Our strategic initiatives provide multiple paths for growth and margin expansion and continue to enable us to achieve our Ambition 2025 targets.

We have the most complete digital offering in the industry and our e-commerce capability is a competitive advantage. In 2023, we invested in serving our customers in ways that bring them the most value. One of these is third-party integrations which drove a 23% year-over-year increase in digital sales. We are building on our digital leadership by continuing to invest in differentiation.

Our private label line of high-quality building products sold under the TRI-BUILT® brand delivers professional results and helps our customers to stand out from competitors. We continue to find ways to leverage our brand in ways that will drive adoption by our customers. In 2023, sales of these high-margin products reached a record high, and we are on track to deliver on our Ambition 2025 goal of achieving revenue of $1 billion by 2025.

Our focus on national accounts is also generating results. We have invested in specialized account representatives who focus on the operational dynamics in each end-market and can offer a differentiated value proposition for high-volume customers. In 2023, sales to our largest customers reached their highest level in history.

Our longstanding continuous improvement mindset, including the initiative to drive improved performance at our bottom quintile branches, has generated meaningful contribution for many years, and 2023 was no different. The structure to improve these branches is simple and repeatable and made a significant contribution to the top-line and the bottom-line.

Our strategic growth teams are executing on our pipeline of value-creating greenfield and acquisition investments. During the year, we exceeded our original plan to open at least 15 locations by commissioning 28 new branches across 17 states. In addition, we welcomed nine acquisitions, adding 21 branches with new markets, leadership, and technical capabilities.

Our Beacon OTC® network remained a differentiator. At year end, we had 59 markets including over 279 networked branches which share inventory, fleet, equipment, employees and systems for an optimal customer delivery experience. The result is improved customer service, lower cost to serve, better inventory management and accelerated talent development.

Attracting and retaining the best talent is critical to unlocking the potential of our people, our growth engine, and our operations. We filled several key leadership positions within our sales force, lines of business and leadership ranks, while at the same time advancing our diversity, equity and inclusion initiatives.

1 Non-GAAP Measures. See Appendix A for a reconciliation to net income (loss), the most directly comparable GAAP financial measure.

We remained committed to being a vital member of the local communities in which we live, operate, and serve. In May, we issued our second Corporate Social Responsibility report centered around our core values. We proudly shared safety performance data and provided additional employee diversity data. In addition, we disclosed our greenhouse gas (GHG) scope 1 and 2 emissions intensity, which we have decreased by six percent since 2020.

Our strategic initiatives are designed to create shareholder value, and we are committed to improving returns for owners of our stock. In 2023, we repurchased approximately 1.6 million common shares for more than $110 million bringing our total two-year common stock retirement to approximately $500 million. In addition, we simplified our capital structure by redeeming the outstanding preferred shares reducing the “as converted” share count by 9.7 million. Since the start of Ambition 2025, we have deployed nearly $1.3 billion reducing the “as converted” share count by more than 21 percent.

As we look forward, we have significant runway for growth in a large and attractive market. Our business model is resilient and we are well positioned to generate value for all of our stakeholders. I thank our more than 8,000 team members for an outstanding 2023 and their relentless commitment to helping our customers build more every day.

We sincerely appreciate the support from the investment community as well as our valued customers, suppliers, and employees.

Sincerely,

Julian G. Francis

President and Chief Executive Officer

April 3, 2024

BEACON ROOFING SUPPLY, INC.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS

DATE:	Wednesday, May 15, 2024

TIME:	8:00 a.m. local time

PLACE:	Salamander Middleburg, 500 N. Pendleton St., Middleburg, Virginia 20117, Bluemont Ballroom

ITEMS OF BUSINESS:

(1)   Election of ten members to our Board of Directors to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal No. 1).

(2)   To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal No. 2).

(3)   To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying Proxy Statement on a non-binding, advisory basis (Proposal No. 3).

(4)   To approve the Company’s 2024 Stock Plan (Proposal No. 4).

(5)   The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

WHO MAY VOTE:	Stockholders of record as of the close of business on March 18, 2024 are entitled to vote.

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or the Proxy Statement are first being sent to stockholders on or about April 3, 2024.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2023 Annual Report are available at www.proxydocs.com/BECN.

PROXY VOTING:

This is an important meeting and all stockholders are invited to attend the meeting in person. Those stockholders who are unable to attend are respectfully urged to vote by proxy over the Internet, by telephone, or by signing, dating and mailing to us your proxy card as promptly as possible. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2024: The Notice of Annual Meeting and Proxy Statement and 2023 Annual Report are available at www.proxydocs.com/BECN.

By Order of the Board of Directors

CHRISTINE E. REDDY, Corporate Secretary

Herndon, Virginia

April 3, 2024

Proxy Summary	i	Plan Restrictions	27
Proxy Statement	1	Description of the Plan	28
Purpose of Meeting	1	Summary of Federal Income Tax Implications of Participation in the Plan	31
Change in Fiscal Year End	1	Awards Granted Under the Plan	32
Board Recommendations	1	Executive Officers	33
Attendance at the Annual Meeting	2	Information on Executive Compensation	36
Access to Proxy Materials	2	Compensation Discussion and Analysis	36
Voting; Quorum	2	Overview	36
Required Votes	2	Objectives and Summary of Compensation Program	36
Effect of Not Voting	3	Use of Consultants and Peer Group Data	37
Voting Methods	3	Base Salaries	37
Revoking Proxies	4	Annual Cash Incentives	38
Solicitation Costs	4	Long-Term Equity Incentive Compensation	41
Summary of Business Matters to be Voted On	5	Emphasis on Variable Pay	46
Proposal One: Election of Directors	5	Employment Agreements	46
Information About our Nominees	6	Stock Ownership Guidelines	47
Board of Directors’ Meetings, Committees of the Board and Related Matters	11	Retirement and Executive Life Insurance Plans	47
Director Independence	11	Deferred Compensation Plan	48
Board Committees and Meetings	11	Perquisites	48
Director Selection and Evaluation	14	Tax Deductibility of Compensation	48
Director Experience	14	Incentive Compensation Recoupment Policy	49
Director Diversity	15	Compensation Committee Report	50
Compensation of Directors	17	Executive Compensation	51
Board Leadership Structure	17	Deferred Compensation Plan	55
Role in Risk Oversight and Succession Planning	18	Potential Payments upon Termination or Change-in-Control	55
Corporate Responsibility	19	Compensation Committee Interlocks and Insider Participation	60
Retirement Age	20	Compensation of Directors	60
Director Service on Other Public Boards (Overboarding Policy)	21	Other Compensation Information	63
Orientation Training and Continuing Development Education	21	Pay Ratio	63
Stockholder Engagement and Feedback	21	Pay-Versus-Performance	64
Stockholder Communications to the Board	21	Stock Ownership	70
Proposal Two: Ratification of Independent Registered Public Accounting Firm	22	Equity Compensation Plan Information	72
Fees Paid to Independent Registered Public Accounting Firm	22	Code of Ethics and Business Conduct	72
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	23	Certain Relationships and Related Transactions	72
Report of the Audit Committee	23	Policies and Procedures with Respect to Transactions with Related Persons	73
Proposal Three: Advisory Vote on Executive Compensation	25	Delinquent Section 16(a) Reports	74
Proposal Four: Approval of the Beacon Roofing Supply, Inc. 2024 Stock Plan	26	Submission of Stockholder Proposals or Director Nominations for 2025 Annual Meeting of Stockholders	74
Share Usage	26	Forward-Looking Statements	75
Dilution and Expected Overhang	27	Other Business	75

PROXY SUMMARY

To assist you in reviewing the proposals to be acted upon at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”), we call your attention to the following information about Beacon Roofing Supply, Inc.’s (“Beacon,” the “Company,” “we,” “our” or “us”) financial performance, key executive compensation actions and decisions, and corporate governance highlights. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the complete Proxy Statement that follows.

2024 ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	MEETING TIME	MEETING LOCATION	RECORD DATE

Wednesday May 15, 2024	8:00 a.m. local time	Salamander Middleburg 500 N. Pendleton St. Middleburg, Virginia 20117 Bluemont Ballroom	March 18, 2024

Proposals That Require Your Vote

		More Information	Board Recommendation	Vote Required for Approval
PROPOSAL ONE	Election of ten (10) directors	Page 5	FOR each Director Nominee	Plurality of the votes cast in the election of directors
PROPOSAL TWO	Ratification of the selection of the independent registered public accounting firm	Page 22	FOR	Majority of votes cast
PROPOSAL THREE	Approval of Named Executive Officer Compensation	Page 25	FOR	Majority of votes cast
PROPOSAL FOUR	Approval of the 2024 Stock Plan	Page 26	FOR	Majority of votes cast

About Beacon

Overview

Beacon is the largest publicly traded distributor of roofing materials and complementary building products, such as siding and waterproofing, in North America. We have served the building industry for over 90 years and as of December 31, 2023, operated 533 branches throughout all 50 states in the U.S. and six provinces in Canada. We offer an extensive range of high-quality professional grade exterior products comprising over 130,000 SKUs, and we serve nearly 100,000 residential and non-residential customers who trust us to help them save time, work more efficiently, and enhance their businesses.

We differentiate ourselves in the industry by providing our customers with seamless execution, practical innovation and a hands-on approach that allows us to serve each of our individual customer’s specific needs. We also work closely with our suppliers, who rely on us to position their products advantageously in the market, supporting advances in products and services that ultimately benefit our customers.

Our mission is to empower our customers to build more for their customers, businesses and communities. Our project lifecycle support helps our customers find projects, land the job, do the work, and close projects out by providing guidance that allows our customers to deliver on project specifications and timelines that are critical to their success. Using an omni-channel approach and our PRO+ digital suite, we differentiate our services and drive customer retention. Our customer base is composed of professional contractors, home builders, building owners, lumberyards, and retailers across the United States and Canada who depend on reliable local access to building products for residential and non-residential projects. Our customers vary in size, ranging from

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relatively small contractors to large contractors and builders that operate on a national scale. A significant number of our customers have relied on us as their vendor of choice for decades.

Our product lines are designed to meet the requirements of our residential, non-residential, and complementary building products customers. We carry one of the most extensive arrays of high-quality branded products in the industry, including our private label brand, TRI-BUILT®. Our TRI-BUILT products offer a high-quality and superior-value alternative for our customers while delivering higher margins and brand exclusivity in the marketplace. We fulfill the vast majority of our warehouse orders with inventory on hand because of the breadth and depth of the inventories at our branches.

Beyond product delivery, we provide superior value-added services to our customers. We employ a knowledgeable sales force that possesses an in-depth understanding of roofing and the building products we provide. Our sales force provides guidance to our customers throughout the lifecycles of their projects, including training, technical support, and access to Beacon PRO+ and 3D+, where customers can find leads, track storms, order online, track deliveries, view order history, participate in promotions, and pay invoices.

Mission and Values

We have fostered a culture where employees are encouraged to be leaders and live out Beacon’s values. To build this culture, we have integrated our values, as outlined below, into all that we do. From the top down, we hold our employees accountable for displaying Beacon’s values in their work and relationships with our customers, suppliers, investors and the communities in which we serve.

OUR MISSION

At Beacon, Our Mission Is To Empower Our Customers To

BUILD MORE

FOR

Their Customers, Businesses, Communities, and Families through World-Class Service and Innovative Solutions

OUR VALUES

1. **PUT PEOPLE FIRST**
We are dedicated to forging collaborative relationships that empower people to reach their maximum potential.

2. **MAKE EVERY DAY SAFER**
We have an unwavering commitment to safety because a safe team is a healthy, happy, and successful team.

3. **DO THE RIGHT THING**
Every day, we have a choice to do it the easy way or the right way – we choose to do it the right way every time.

4. **OWN YOUR DAY**
We take pride in a job well done and are always willing to roll up our sleeves and put in the extra effort to overcome obstacles and get results.

5. **NEVER STOP BUILDING**
The path from average to exceptional begins with hard work and we wake up motivated to be a little better today than we were yesterday.

Business Highlights

Fiscal Year 2023 Key Financial Performance Metrics

Net Sales	Gross Margin	Net Income	Adjusted EBITDA[1]
$9.1 billion	25.7%	$435.0 million	$929.6 million
Net sales increased 8.2% from 2022 driven largely by strong demand for our residential and complementary products.	Gross margin was 25.7% in 2023 compared to 26.5% in 2022 as a result of higher weighted-average costs, partially offset by higher weighted-average selling prices.	Net income was $435.0 million in 2023 as compared to $458.4 in 2022.	Adjusted EBITDA was $929.6 million in 2023 as compared to $910.0 million in 2022.

1  Non-GAAP measure. See Appendix A for a reconciliation to net income (loss), the most directly comparable GAAP financial measure.

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Business Highlights

•

In 2022, we announced our Ambition 2025 Value Creation Framework to drive growth, enhance customer service and expand our footprint in key markets, which includes targeting the achievement of specific financial goals and the strategic deployment of capital on acquisitions, growth investments and a share repurchase program. In 2023, we achieved net sales of $9.1 billion, in excess of our announced target for 2025 of $9.0 billion.

•   We continued to deploy capital on initiatives consistent with Ambition 2025 that we expect will result in accelerated growth, while maintaining net leverage within the range set forth in the Ambition 2025 goals. These initiatives include the following:

•   In 2023, we acquired nine businesses representing 21 branches located in 12 states, and we opened 28 new greenfield branches in 17 states.

•   Since the beginning of 2023, we made substantial capital investments in fleet and facility modernization, as well as investment in our digital sales platform.

•   On July 31, 2023, we repurchased all 400,000 outstanding shares of our Series A Cumulative Convertible Participating Preferred Stock. This reduced our diluted share count on an as converted basis by 9.7 million shares. Also in 2023, we repurchased an additional 1.6 million shares of common stock as part of our share repurchase program (the “Share Repurchase Program”). As of year end, we had remaining capacity to repurchase $389.1 million of common stock under the Share Repurchase Program.

11.3M Common Shares and Common Share Equivalents Repurchased in 2023

Compensation Highlights

The Compensation Committee of the Board of Directors (the “Board”) continued its historic practice of granting performance incentives, pursuant to which the Company’s executives may earn annual cash incentives and long-term equity incentive compensation in the form of Company stock options and restricted stock unit awards based on various performance metrics.

In 2023, the Board adopted and the stockholders approved an employee stock purchase plan, to provide eligible employees with an opportunity to participate in the ownership of the Company by purchasing common stock of the Company at a discounted price through payroll deductions. We believe that the plan is a powerful incentive and retention tool for our employees that will enable us to provide eligible employees with a convenient means of acquiring an equity interest in the Company and align such employees’ interest with those of our stockholders. In addition, in 2023 we adopted a non-qualified deferred compensation plan that allows participants to defer cash compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986. Named executive officers, members of the executive committee, and other employees with a job title of Vice President or above and members of the Board are eligible to participate in the non-qualified deferred compensation plan.

Every year, we provide for a stockholder advisory vote on executive compensation, which gives stockholders the opportunity to endorse or not endorse the Company’s named executive compensation program. At the Company’s 2023 Annual Meeting of Stockholders, our stockholders approved the Company’s named executive compensation program with over 99% of the votes cast being voted in favor.

Corporate Governance Highlights

Beacon has a longstanding commitment to effective governance of its business and affairs for the benefit of stockholders, including comprising its Board with a broad diversity of experience, professions, skills and perspectives to provide the strong oversight and strategic direction required to govern our business and strengthen and support our management team. The Board’s commitment to diversity of backgrounds has been demonstrated through the appointment in recent years of highly qualified diverse candidates, including Ms. Mason in March 2023, Ms. Hart in October 2022, Mr. Newsome in March 2021 and Major General Fast in October 2018.

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Further, each committee of the Board annually reviews its charter while the Board’s Nominating and Governance Committee reviews our Corporate Governance Guidelines at least annually and periodically reviews our Insider Trading Policy. These documents are revised, as appropriate, in response to changing regulatory requirements, evolving best practices and the perspectives of our stockholders and other stakeholders. Accordingly, in 2023, the Company made updates and amendments to all three committee charters and the Insider Trading Policy.

We also maintain a Code of Ethics & Business Conduct (the “Code of Ethics”), most recently updated in August 2023, that establishes standards of conduct and expectations for our directors, officers and employees and the overall manner in which we conduct business. The Code of Ethics, along with our other policies and business standards and our overall risk and compliance programs, are components of mitigating the risks associated with the operation of our business and promoting a winning corporate culture. The full text of our Code of Ethics is available on our website at www.becn.com.

Board Committees

The Board has established three (3) standing committees, each composed of only independent directors: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each committee meets on a regular basis and operates under a written charter. The Board, including the members of each committee, annually evaluates each committee to determine whether it is fulfilling its duties as prescribed by its charter. Each committee has the authority and ability to hire and terminate its own outside advisors. A copy of each committee’s charter is available on our website at www.becn.com.

Best Governance Practices

Board Diversity

Our Board seeks independent directors with a broad diversity of experience, professions, skills and backgrounds as well as gender and racial/ethnic diversity that will enhance the quality of the Board’s deliberations and decisions. Our director nominees have a balance of tenure, independence, age, and diverse backgrounds, professional experience and skill sets, which provides our Board with an effective mix of experience and fresh perspectives.

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Other Governance Practices

Our corporate governance policies reflect best practices and include:

Stockholder Protections	Board Oversight
✓ Unclassified Board with annual election of directors	✓ Comprehensive Corporate Governance Guidelines to guide oversight and leadership, which are reviewed at least annually
✓ Active stockholder engagement program	✓ Director overboarding policy to limit the number of public company boards that our directors may serve on
✓ Board has independent Chair	✓ Director attendance of applicable Board/committee meetings in fiscal year 2023 of over 75%
✓ The Board reflects a range of talents, ages, skills, diversity, and expertise with 90% of nominees independent	✓ Board education and orientation program as well as annual Board self-evaluations
✓ Director mandatory retirement age (age 72)	✓ Board has an annual evaluation of the Chief Executive Officer and actively engages in succession planning for the Chief Executive Officer
✓ No stockholders rights plan or “poison pill” has been adopted	✓ Independent directors regularly convene without management at executive sessions

Election of Directors (Proposal One)

You will find important information in the Proxy Statement about the qualifications and experience of each of the director nominees listed below whom, as recommended by the Board, you are being asked to elect at the 2024 Annual Meeting. The Nominating and Governance Committee performs an annual assessment to evaluate whether Beacon’s directors have the skills and experience to oversee the Company effectively. All of our director nominees have demonstrated that they have proven leadership ability, sound judgment, integrity and a commitment to the success of Beacon.

Name	Director Since	Age	Independent	Principal Occupation	Beacon Board Committees

Stuart A. Randle	2006	64	Yes	Former CEO of Ivenix	None

Julian G. Francis	2019	57	No	President and CEO of Beacon	None

Major General (Ret.) Barbara G. Fast	2018	70	Yes	Strategic Advisor for Sierra Nevada Corporation, Axellio, Inc. and Huvr Inc.	Audit N&G

Alan Gershenhorn	2015	65	Yes	Former Chief Commercial Officer of United Parcel Service, Inc.	Compensation N&G (Chair)

Melanie M. Hart	2022	51	Yes	Vice President, CFO and Treasurer of Pool Corporation	Audit Compensation

Racquel H. Mason	2023	54	Yes	President — North America of LIPTON Teas and Infusions	Compensation N&G

Robert M. McLaughlin	2016	67	Yes	Former Senior Vice President and CFO of Airgas, Inc.	Audit (Chair) Compensation

Earl Newsome, Jr.	2021	61	Yes	Chief Information Officer of Cummins Inc.	Audit N&G

Neil S. Novich	2012	69	Yes	Former Chairman, President and CEO of Ryerson Inc.	Audit N&G

Douglas L. Young	2014	61	Yes	Former Executive Vice President of Lennox International Inc.	Compensation (Chair) N&G

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Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal Two)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024. The Board recommends that you ratify the appointment of Ernst & Young LLP. While we are not required to have stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditor, we are doing so because we believe it is good corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider the appointment, but may nevertheless retain Ernst & Young LLP as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Approval of Executive Compensation (Proposal Three)

Our Board is requesting stockholder approval of an advisory, non-binding resolution to approve the Company’s executive compensation as described in this Proxy Statement. The Board recommends that you vote for the Company’s executive compensation program. The Board and the Compensation Committee value the opinions of the Company’s stockholders and, based on the outcome of this vote, will consider stockholders’ input regarding executive compensation and evaluate whether any action is necessary to address such input.

Approval of Beacon’s 2024 Stock Plan (Proposal Four)

Our Board is requesting stockholder approval of the Beacon Roofing Supply, Inc. 2024 Stock Plan (the “Plan”), which provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights (“SARs”) to key employees and non-employee directors. The only material differences between the Plan and the the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan (the “Prior Plan”) are (i) an increase in the number of shares of the Company’s common stock authorized for issuance under the Plan as compared to the Prior Plan and (ii) a plan termination date of May 15, 2034. The proposed share reserve is to ensure that we have the continued ability to make stock-based awards to our employees and non-employee directors. We expect that the requested number of shares available under this Plan would likely be sufficient to provide Plan awards for approximately five years.

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

The Beacon Roofing Supply, Inc. 2024 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, May 15, 2024, beginning at 8:00 a.m. local time, at Salamander Middleburg, 500 N. Pendleton St., Middleburg, Virginia 20117, Bluemont Ballroom. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $0.01 per share, for use at our 2024 Annual Meeting of Stockholders or at any adjournment(s) or postponement(s) of the Annual Meeting.

Stockholders of record of our common stock at the close of business on March 18, 2024, the record date for the meeting, are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 63,575,857 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting. A list of our stockholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

A Notice of Internet Availability of Proxy Materials or the Proxy Statement as well as the form of proxy are first being mailed to stockholders on or about April 3, 2024. Stockholders should review the information provided in this Proxy Statement in conjunction with our 2023 Annual Report that accompanies this Proxy Statement. In this Proxy Statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” This Proxy Statement and the 2023 Annual Report are also available to be viewed and downloaded at www.proxydocs.com/BECN.

Purpose of Meeting

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of the (1) election of directors; (2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; (3) approval of the compensation of our named executive officers on a non-binding, advisory basis; (4) approval of the 2024 Stock Plan; and (5) any other matters that properly come before the meeting.

Change in Fiscal Year End

On August 11, 2021, our Board adopted a change in our fiscal year end from September 30 to December 31. As such, where appropriate, this Proxy Statement contains information relating to the transition quarter of October 1, 2021 to December 31, 2021 (the “Transition Quarter”), the fiscal year ended December 31, 2023 (the “Fiscal Year 2023”), the fiscal year ended December 31, 2022 (the “Fiscal Year 2022”) and the fiscal year ended September 30, 2021 (the “Fiscal Year 2021”).

Board Recommendations

As more fully discussed under “Summary of Business Matters to be Voted On,” our Board recommends: (1) a vote FOR the election of the respective nominees for director named in this Proxy Statement; (2) a vote FOR the ratification of the selection of

Ernst & Young LLP for the fiscal year ended December 31, 2024; (3) a vote FOR approval of the named executive officer compensation; and (4) a vote FOR the approval of the 2024 Stock Plan.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this Proxy Statement; (2) FOR the ratification of the selection of Ernst & Young LLP for the fiscal year ended December 31, 2024; (3) FOR the approval of the compensation of our named executive officers; (4) FOR the approval of the 2024 Stock Plan; and (5) in accordance with the recommendation of our Board, FOR or AGAINST all other matters as may properly come before the Annual Meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

Attendance at the Annual Meeting

All of our stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Access to Proxy Materials

We are pleased to utilize the U.S. Securities and Exchange Commission (“SEC”) rule allowing companies to furnish their proxy materials to stockholders over the Internet. This method allows us to provide you with all the information that you need while reducing the costs associated with delivery of these materials and reducing the environmental impact of our Annual Meeting. As a result, we are mailing to many of our stockholders a notice about the Internet availability, instead of a paper copy, of our Proxy Statement and 2023 Annual Report. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail.

Your notice about the Internet availability of the proxy materials, proxy form, or voting instruction form will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials will be available at this website through the conclusion of the Annual Meeting.

Stockholders also may request a free copy of this Proxy Statement and/or our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024 (the “2023 Form 10-K”), by writing to: Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attention: Corporate Secretary, phone number (571) 323-3939. Alternatively, stockholders can access our 2023 Form 10-K on our website at: https:// ir.beaconroofingsupply.com. We will also furnish any exhibit to the 2023 Form 10-K, if specifically requested.

Voting; Quorum

Common Stock. Holders of common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval.

Quorum. The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting business to be conducted at the meeting.

Required Votes

The election of the ten (10) director nominees named in this Proxy Statement requires the affirmative vote of shares of common stock representing a plurality of the votes cast for such election at the Annual Meeting. This means that the ten (10) director nominees will be elected if they receive more “for” votes than any other person. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.

The remaining proposals, including the ratification of the selection of Ernst & Young LLP, approval of the compensation of our named executive officers and approval of the Company’s 2024 Stock Plan, all require the affirmative vote of shares of common stock representing a majority of votes cast on such proposal at the Annual Meeting (meaning that such number of shares voted “for” such proposal exceeds the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for these proposals.

Although our Board intends to carefully consider the stockholder vote on the ratification of the selection of Ernst & Young LLP and the compensation of our named executive officers, such votes will not be binding on us and are advisory in nature.

The inspector of election for the Annual Meeting shall determine the number of shares of common stock represented at the meeting, confirm the existence of a quorum and the validity and effect of proxies, and shall also count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the Annual Meeting, the holders of shares representing a majority of the voting power so represented may adjourn the Annual Meeting to another time without further notice.

Effect of Not Voting

If you are a stockholder of record and do not vote by telephone or over the Internet or by completing and returning your proxy card, your shares will not be voted. If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether Nasdaq deems the particular proposal to be a “routine” matter. Brokers, banks or other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation. Accordingly, your broker, bank or other nominee may not vote your shares on Proposals One, Three and Four, but may vote your shares on Proposal Two.

Voting Methods

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a participant in the Beacon stock fund under the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan (the “Beacon 401(k) Plan”), you may furnish voting instructions over the Internet, by telephone, or by signing, dating and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the meeting, you can vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Revoking Proxies

The giving of a proxy does not eliminate the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the Annual Meeting, by filing a written revocation with our Corporate Secretary at our headquarters or by submitting a later dated proxy by telephone, over the Internet, or by mail.

Solicitation Costs

The costs of preparing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the Annual Report and proxy card, along with the cost of posting the proxy materials on a website, and any mailing costs, are to be borne by us. Our directors, officers and employees may solicit proxies personally and by telephone, e-mail and other electronic means or by U.S. mail. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and By-Laws provide that our Board shall consist of not less than three members. The authorized number of directors for this election is set at ten (10) members. In keeping with corporate governance best practices, our Board is not staggered; the full Board is up for election every year. The Nominating and Governance Committee of the Board has nominated ten (10) current members of the Company’s Board, to serve as directors until the 2025 Annual Meeting of Stockholders or until their successors have been duly elected and qualified:

Stuart A. Randle (Chair)	Racquel H. Mason
Julian G. Francis	Robert M. McLaughlin
Barbara G. Fast	Earl Newsome, Jr.
Alan Gershenhorn	Neil S. Novich
Melanie M. Hart	Douglas L. Young

Richard W. Frost, who is currently a member of the Board, is not a nominee, as a result of reaching mandatory retirement age.

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board, unless it is directed by a proxy to do otherwise. The Board has no reason to believe that any of the nominees will be unable to serve. There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominees were selected.

Our Company has grown rapidly through organic growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. Accordingly, our Board nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies (including distribution companies), corporate governance and executive compensation, strategic planning, mergers and acquisitions, procuring financing for business growth, international operations, cybersecurity, information technology and marketing, and experience in our industry. Our Nominating and Governance Committee and Board believe that these Board nominees provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive unit in terms of Board process and collaboration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTOR.

INFORMATION ABOUT OUR NOMINEES

The following sets forth certain information about our nominees. There are no family relationships between any of our directors or executive officers. The Company believes in serving its stockholders through representation on the Board that ensures oversight of the Company, as well as implementation of the strategic plan and business model. The Nominating and Governance Committee, on behalf of the entire Board, reviews not only the personal qualities and characteristics of a Board member or potential candidate, but also the individual’s diverse education, business and cultural backgrounds to address our current and anticipated needs as our opportunities and challenges evolve.

STUART A. RANDLE Independent Chair Director since: Feb. 2006 Age: 64 Committees: None Other Current Public Company Directorships: Teleflex Incorporated (NYSE: TFX)

In 2019, Mr. Randle retired from his role as the Chief Executive Officer of Ivenix, a privately held medical technology company. He is a director of Teleflex Incorporated, a publicly traded provider of specialty medical devices, where he serves as chairman of its compensation committee and a member of its nominating & governance committee. He previously served as a director of Comera Life Sciences, Inc., a publicly traded life sciences company, and Flex Pharma, Inc., a publicly traded biotechnology company that merged with Salarius Pharmaceuticals in 2019. From 2004 to 2014, Mr. Randle served as President, Chief Executive Officer and director of GI Dynamics, a healthcare company. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, Chief Executive Officer and a director of Act Medical, Inc., and prior to that spent a combined ten years with Baxter Healthcare and its spin-off, Allegiance, in a variety of senior roles, including six years in the distribution business. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Director Qualifications: Mr. Randle’s executive and director experience, including success in growth situations, is a valuable asset as we continue to execute our growth strategy.

JULIAN G. FRANCIS President and CEO, Not Independent Director since: August 2019 Age: 57 Committees: None Other Current Public Company Directorships: None

Mr. Francis has served as Beacon’s President and Chief Executive Officer since August 2019. Prior to Beacon, Mr. Francis was the President of the Insulation Business at Owens Corning, a global leader in insulation, roofing and fiberglass composite materials, since October 2014. Mr. Francis led Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the preceding three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom and earned his MBA at DePaul University.

Director Qualifications: Mr. Francis has over 20 years of experience in the building materials industry, with a unique blend of executive and operational experience. We believe that it is important that the Chief Executive Officer be an integral part of our Board’s decision-making process.

MAJOR GENERAL (RET.) BARBARA G. FAST Independent Director since: October 2018 Age: 70 Committees: Audit, N&G Other Current Public Company Directorships: None

Major General Fast is the President/CEO of BGF Enterprises, LLC. She is currently a strategic advisor for the Sierra Nevada Corporation, a privately held aerospace engineering firm. She serves on the Strategic Advisory Boards of Axellio, Inc., a privately owned network intelligence platforms company, and Huvr Inc., a privately owned virtual platform company. She serves on the Board of Directors for Achieve Cyber Security Holdings, LLC, a private equity backed firm. She previously provided consulting services for and was a board director of Radiance Technologies, Inc. (2019-2022), an employee-owned engineering services firm. Major General Fast was also a director of American Public Education, Inc. (Nasdaq: APEI), a for-profit education company, from 2009 to 2021, serving as Chair for five of those years. She also served as Chair of APEI’s subsidiary Hondros College of Nursing from 2016 to 2021. From 2011 to 2016, she served as Senior Vice President, Army Defense and Intelligence Programs, then Senior Vice President, Strategic Engagements for CGI Federal (Nasdaq: GIB), an information technology and consulting services firm. She also previously served as Vice President, Cyber and Information Solutions for The Boeing Company (NYSE: BA), a leading manufacturer of commercial jetliners and defense, space, and security programs. Major General Fast retired from the U.S. Army in 2008 after over 32 years of service during which she held a variety of key command and staff positions. Major General Fast holds a Bachelor of Science in Education (German and Spanish) from the University of Missouri, a Master of Science in Business Administration from Boston University, and Honorary Doctorate degrees from Central Missouri State University and American Military University. She is also a graduate of the Army War College.

Director Qualifications: Major General Fast’s unique cybersecurity expertise, deep public company executive and corporate governance experience, and tremendous leadership skills developed over her long and distinguished military and private sector careers are valuable assets as we move forward with our growth initiatives, particularly our leading e-commerce platform.

ALAN GERSHENHORN Independent Director since: May 2015 Age: 65 Committees: Comp., N&G (Chair) Other Current Public Company Directorships: None

Mr. Gershenhorn previously served as the Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc. (“UPS”), the world’s largest package delivery company, through June 2018. At UPS, Mr. Gershenhorn directed strategy, mergers and acquisitions, marketing, sales, public affairs, communications, and key growth strategies globally across the organization. He served as a member of the UPS Management Committee, which directs global strategy and the day-to-day operations, for over a decade, and led numerous transformational programs during his 39-year tenure. Mr. Gershenhorn previously served in several significant UPS leadership positions with both global and regional responsibilities, including Chief Sales and Marketing Officer, Senior Vice President and President UPS International; President UPS Supply Chain Solutions Global Transportation and Shared Services; President UPS Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. Mr. Gershenhorn currently serves on the boards of Transportation Insight and OTR Solutions, which are privately held enterprise logistics companies, and acts in an advisory role to 8VC, a venture capital firm. Mr. Gershenhorn previously served as the Chairman and Chief Executive Officer of Logistics Innovation Technologies Corp., a publicly traded special purpose acquisition company which focused on opportunities in the global logistics industry, from 2021 to 2023. He also previously served on the boards of Cargojet Inc., a Toronto Stock Exchange listed company, and Ascend Transport Group and Worldwide Express, both of which are privately held logistics providers. Mr. Gershenhorn holds a degree in finance from the University of Houston.

Director Qualifications: Mr. Gershenhorn has extensive operational and functional experience, particularly in supply chain, logistics, e-commerce, and strategy and marketing, which is extremely valuable for our planned growth and development of new and more efficient and effective ways to serve our customers.

MELANIE M. HART Independent Director since: October 2022 Age: 51 Committees: Audit, Comp. Other Current Public Company Directorships: None

Ms. Hart currently serves as Vice President, Chief Financial Officer and Treasurer of Pool Corporation (Nasdaq: POOL) (“PoolCorp”)¸ the world’s largest wholesale distributor of swimming pool supplies and outdoor living products, and has served in such position since 2021. Ms. Hart previously served as PoolCorp’s Chief Accounting Officer and Corporate Controller from 2008 to 2021, including Vice President beginning in 2019, Corporate Controller from 2007 to 2008, and Senior Director of Corporate Accounting from 2006 to 2007. Prior to joining PoolCorp in 2006, Ms. Hart spent twelve years serving in the Assurance and Advisory Business Services Group at Ernst & Young. Ms. Hart earned a Bachelor of Science degree in Accounting from the University of New Orleans and graduated from the General Management Program at the Wharton School of Business. She is a certified public accountant and National Association of Corporate Directors (NACD) Directorship Certified.

Director Qualifications: Ms. Hart’s experience as a senior executive at a distribution-focused company and past experience at a major accounting firm provides value in our financial reporting and financial oversight responsibilities.

RACQUEL H. MASON Independent Director since: Feb. 2023 Age: 54 Committees: Comp., N&G Other Current Public Company Directorships: None

Ms. Mason was appointed President — North America of LIPTON Teas and Infusions, the world’s leading purveyor of quality teas and herbal infusions, in June 2023. She previously served as Executive Vice President and Chief Marketing Officer at Elanco Animal Health Incorporated, a provider of animal health products and services, from April 2020 to January 2022. Prior to that, Ms. Mason was employed at the Coca-Cola Company for 14 years, most recently serving from 2018 to 2020 as Senior Vice President and General Manager for the McDonald’s Division USA. Earlier at Coca-Cola, she held the consecutive roles of Vice President, Sprite and Sparkling Flavors & Multicultural Marketing, and Vice President, Coca-Cola and Coke Zero brands. Earlier in her career, Ms. Mason held positions of increasing responsibility in brand management and marketing with Procter & Gamble, Johnson & Johnson, Ahold and Abbott Laboratories. She currently serves as a member of the board of directors of NeilsenIQ, a leading consumer intelligence company. Ms. Mason earned a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania and a master’s degree in Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Director Qualifications: Ms. Mason’s experience as an executive and in management positions focused on marketing, brand management and e-commerce platforms at product manufacturing and distribution companies provides value as we continue to execute on our growth strategy.

ROBERT M. MCLAUGHLIN Independent Director since: June 2016 Age: 67 Committees: Audit (Chair), Comp. Other Current Public Company Directorships: Axalta Coating Systems Ltd. (NYSE: AXTA)

Mr. McLaughlin is the former Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation’s leading single-source supplier of gases, welding and safety products. Mr. McLaughlin served in that position from 2006 until his retirement in 2016, after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multibillion-dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multibillion-dollar international paper and industrial supply distribution company. Prior to Unisource, he had a thirteen-year career with Ernst & Young. Mr. McLaughlin serves on the board of publicly traded Axalta Coating Systems Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings, where he is the chairman of their audit committee and also serves on their compensation committee. Mr. McLaughlin earned his bachelor’s degree in accounting from the University of Dayton.

Director Qualifications: Mr. McLaughlin’s deep experience as a senior executive in financial management for multibillion-dollar distribution firms provides value as we pursue additional growth opportunities.

EARL NEWSOME, JR. Independent Director since: March 2021 Age: 61 Committees: Audit, N&G Other Current Public Company Directorships: Atmus Filtration Technologies Inc. (NYSE: ATMU)

Mr. Newsome is currently Chief Information Officer of Cummins Inc., a global power leader that designs, manufactures, sells, and services diesel and alternative fuel engines. Previously, he served as Chief Information Officer, Americas IT for Linde PLC, a global industrial gases and engineering firm formed by the merger of Linde and Praxair, Inc. until March 2021. Prior to the merger, he served as Global Chief Information Officer and Vice President of Praxair from May 2016 to March 2019. Prior to joining Praxair, he was Corporate Chief Information Officer and Vice President, Digital at TE Connectivity, a producer of highly engineered connectivity and sensing products, where he built a world-class IT organization that accelerated each business unit’s success. Mr. Newsome also previously served as Vice President, Global IT Services at Estée Lauder, and as Senior Director, Strategy and Integration and Global Operations, for Bowne & Co. Earlier in his career, Mr. Newsome served as VP and Chief Information Officer of Owens-Illinois and was Partner at Deloitte & Touche. Mr. Newsome currently serves on the board of publicly traded Atmus Filtration Technologies Inc., a global leader in filtration solutions for on-highway and off-highway original equipment manufacturers, where he is a member of the nominating and governance committee. Mr. Newsome also currently serves on the board of First Independence Bank and First Independence Corporation, a bank and related bank holding company, and Navisite, a managed cloud service provider. Mr. Newsome was Captain in the U.S. Army and received his Bachelor of Science in Computer Science from the United States Military Academy at West Point.

Director Qualifications: Mr. Newsome’s strategic vision and broad IT/cybersecurity expertise will help us align technology with business requirements as we move to accelerate our growth initiatives, particularly our leading e-commerce platform.

NEIL S. NOVICH Independent Director since: July 2012 Age: 69 Committees: Audit, N&G Other Current Public Company Directorships: Hillenbrand, Inc. (NYSE: HI); W.W. Grainger, Inc. (NYSE: GWW)

Mr. Novich is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and Chief Executive Officer in 1996, and was additionally appointed Chairman in 1999. He remained Chairman and Chief Executive Officer until 2007, when the company was sold. Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich currently serves on the boards of publicly traded Hillenbrand, Inc., a global diversified industrial company, where he is chairman of the audit committee and a member of the nominating/corporate governance committee and the mergers and acquisitions committee, and W.W. Grainger, Inc., an industrial supplies and equipment provider, where he is a member of the audit committee and the board affairs & nominating committee. He was formerly a director of publicly traded Analog Devices, Inc. Mr. Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Director Qualifications: Mr. Novich understands the critical success factors for executive management of a public corporation, including corporations focused on distribution. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

DOUGLAS L. YOUNG Independent Director since: October 2014 Age: 61 Committees: Comp. (Chair), N&G Other Current Public Company Directorships: None

Mr. Young retired as Executive Vice President of Lennox International Inc., a global leader in the climate control industry, in July 2023. Mr. Young joined Lennox in 1999 and served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling Segment from 2006 through 2022. Mr. Young had previously served as Vice President & General Manager of North American Residential Products since 2003 and as Vice President & General Manager of Lennox North American Residential Sales, Marketing, & Distribution from 1999-2003. Prior to his career with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division’s retail group from 1997-1999 and as General Manager of Strategic Initiatives in 1999. He holds a BSBA from Creighton University and an MS in Management from Purdue University.

Director Qualifications: Mr. Young’s executive experience is a valuable resource on issues involving sales, marketing, finance, product development, distribution and compensation.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD AND RELATED MATTERS

Director Independence

The Board has determined that each of the current Company directors, with the exception of Julian G. Francis, is “independent” under Nasdaq listing standards and the rules of the SEC. Mr. Francis is not independent due to his service as our President and Chief Executive Officer. We believe we comply with all applicable requirements of Nasdaq and the SEC relating to director independence and the composition of the committees of our Board.

Board Committees and Meetings

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each such committee operates under a formal charter that governs its duties and conduct and requires a majority of committee members to make a quorum and a majority of the quorum to approve committee actions. Each charter is reviewed at least annually and revised, as appropriate, to comply with changing regulatory requirements and reflect evolving best practices. A copy of each committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.becn.com. In addition, each committee’s charter and the Company’s Corporate Governance Guidelines are available in print to any stockholder who requests it in writing to our Corporate Secretary at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Stuart A. Randle*
Julian G. Francis
Major General (Ret.) Barbara G. Fast	Member		Member
Richard W. Frost†		Member	Member
Alan Gershenhorn		Member	Chair
Melanie M. HartO	Member	Member
Racquel H. Mason		Member	Member
Robert M. McLaughlinO	Chair	Member
Earl Newsome, Jr.	Member		Member
Neil S. NovichO	Member		Member
Douglas L. Young		Chair	Member

O Audit Committee Financial Expert

* Chair of the Board

† Mr. Frost is retiring from the Board effective at the 2024 Annual Meeting of Stockholders.

Each director serving on the Audit Committee, Compensation Committee and/or Nominating and Governance Committee is independent under Nasdaq listing standards (as adopted under SEC rules). Each director serving on the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and meets Nasdaq’s financial knowledge requirements. The Board has determined that Mr. McLaughlin, Mr. Novich and Ms. Hart are “audit committee financial experts” as such term is defined in Regulation S-K promulgated by the SEC. Further, each director serving on the Compensation Committee is a non-employee director (as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and does not have “interlocking” or other relationships with us that would detract from their independence as committee members.

The table below shows the number of Board and Committee meetings held in Fiscal Year 2023.

Number of Meetings Held in Fiscal Year 2023
Board of Directors	5
Audit Committee	7
Compensation Committee	8
Nominating and Governance Committee	4

It is our policy for all directors to attend the Annual Meeting of Stockholders, unless attendance is not feasible owing to unavoidable circumstances. No incumbent director attended fewer than 75% of the aggregate of (i) the number of meetings of the Board held during the period he or she served on the Board and (ii) the number of committee meetings of the Board held during the period he or she served on these committees during Fiscal Year 2023. All of the then current Board members attended the 2023 Annual Meeting of Stockholders.

Committee	Committee Function
Audit: Robert M. McLaughlin, Chair Barbara G. Fast Melanie M. Hart Earl Newsome, Jr. Neil S. Novich

•   Monitors management’s process for ensuring the integrity of our financial statements and compliance with legal and regulatory requirements, including through separate systems of reporting to the Audit Committee by each of management, the internal audit department and the independent registered public accounting firm;

•   Oversees the performance of our internal audit function and independent registered public accounting firm (currently Ernst & Young LLP);

•   Selects the independent registered public accounting firm and receives reports directly from the independent registered public accounting firm;

•   Reviews the independent registered public accounting firm’s qualifications and independence, including overseeing hiring policies for employees or former employees of the independent registered public accounting firm;

•   Approves the scope of the annual audit activities of the independent registered public accounting firm and the audit fee payable to the independent registered public accounting firm;

•   Reviews the scope and responsibilities of our internal audit function and reviews with the Vice President of Internal Audit the results of periodic audits of internal controls and systems conducted by Internal Audit;

•   Reviews audit results with the independent registered public accounting firm; and

•   Oversees risk management on behalf of the Board by reviewing (a) the Company’s Enterprise Risk Management processes and the significant risks and exposures facing the Company, (b) reports from management and internal audit on significant risks and exposures, including data protection, cybersecurity, safety, climate, and fraud detection and prevention and (c) the steps management has taken to monitor or mitigate such risks and exposures.

Please refer to the Report of the Audit Committee, which is set forth in this Proxy Statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements.

Compensation: Douglas L. Young, Chair Richard W. Frost† Alan Gershenhorn Melanie M. Hart Racquel H. Mason Robert M. McLaughlin

•   Reviews and makes recommendations to the Board regarding the compensation of the Chief Executive Officer;

•   Reviews the Chief Executive Officer’s recommendations on, and approves the compensation of, executive officers and key employees of the Company;

•   Administers and makes equity awards under the Company’s long-term incentive plan and oversees and approves the Company’s stock ownership guidelines for executive officers and directors;

•   Approves the design and administration of the annual cash incentive plan for the executive committee members, including the named executive officers;

•   Provides a general review of our compensation and benefit plans to ensure that they meet our objectives of transparency and integrity and do not encourage unnecessary or excessive risk-taking;

•   Makes recommendations for adopting and changing major compensation policies and practices; and

•   Reviews and makes recommendations to the Board regarding the compensation of non-employee directors and reports its recommendations for cash and non-equity compensation to the full Board for approval and authorization.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this Proxy Statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy, its engagement of Frederic W. Cook & Co., Inc. as its independent compensation consultant, and a description of considerations underlying each component of compensation paid to Beacon’s named executive officers for Fiscal Year 2023.

Nominating and Governance: Alan Gershenhorn, Chair Barbara G. Fast Richard W. Frost† Racquel H. Mason Earl Newsome, Jr. Neil S. Novich Douglas L. Young

•   Identifies and recommends potential candidates qualified to become Board members, including overseeing Beacon’s commitment to recruit diverse candidates to serve on the Board;

•   Reviews and recommends changes to the size of the Board and recommends directors for appointment to Board committees (including evaluating any rotation of directors among committees);

•   Oversees corporate governance practices, including governance of the Company’s corporate social responsibility, safety, culture, talent strategy, diversity, equity and inclusion, environmental and sustainability practices, and related risk management, and reporting of the same;

•   Reviews and assesses the Corporate Governance Guidelines and recommends changes to the Board; and

•   Reports to the Board on the Board’s self-evaluation process and results.

† Mr. Frost is retiring from the Board effective at the 2024 Annual Meeting of Stockholders.

Director Selection and Evaluation

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by our stockholders, the Nominating and Governance Committee considers, among other factors, current and past experience (as outlined in the Director Experience section below), particular expertise, integrity and ability and willingness to devote the necessary time and energy to our Board’s service. The Nominating and Governance Committee also leads the Board in an annual self-evaluation to determine whether the Board and its committees are functioning effectively and in compliance with the Company’s Corporate Governance Guidelines. It uses this self-evaluation, which focuses on culture, diversity of skills, information access and delivery, Board process, and issue identification and follow-through, to help guide director selection. The self-evaluation also includes a review and assessment of the continuing independence of the Board’s non-management directors and whether Board membership and size reflects an appropriate level of diversity.

The Nominating and Governance Committee will consider candidates for our Board of Directors recommended by our stockholders for inclusion in our Proxy Statement, using the same criteria as for other candidates. Recommendations should be submitted in writing to our Corporate Secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The stockholder recommendations should include the name and address of the stockholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in our Proxy Statement. To be considered, the recommendation must be received by our Corporate Secretary not less than 90 calendar days and not more than 120 calendar days before the one-year anniversary date of our most recent Annual Meeting of Stockholders. The Nominating and Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Director Experience

In addition to the director biographies above, the below tables highlight specific experience, skills, qualifications and attributes of our nominees that are important to us and how the composition of our nominees for the Board meets these needs. A director may possess additional experience, skills, qualifications and attributes, even if not specifically indicated below.

Qualifications and Attributes	Relevance to Beacon
Building Product Manufacturing

Experience in the building product manufacturing industry provides a relevant understanding of our business and strategy and the marketplace in which we operate, including the supply chain. Such experience also provides valuable insights into the operations of our suppliers. Such qualification is achieved through leadership positions at, board service to, or other expertise in companies that operate in building product manufacturing.

Logistics/General Distribution

Experience in general distribution, supply chain, logistics and e-commerce provides valuable insights for our future growth and the development of efficient ways to operate our business and serve our customers. Such qualification is achieved through leadership positions at, board service to, or other expertise in companies that engage in product distribution or require management of supply chain, logistics and e-commerce.

Marketing/Communications

Effective marketing and communications are critical to our business and our relationship with our customers. Such qualification is achieved through prior or current employment in positions that require expertise in strategy, marketing or communications.

Technology/Cybersecurity

We rely on technology to manage our business, and the protection of customer and supplier data is critical to our business. Such qualification is achieved through prior or current service in a leadership position that requires expertise in technology and cybersecurity.

Finance

Our business involves complex financial issues such as accounting, financial reporting, cash flow management, forecasting and budgeting, risk analysis, capital allocation and executing on M&A and capital markets transactions. Such qualification is achieved through prior or current service in a leadership position with P&L responsibility for a company or line of business or that requires expertise in accounting, financial statement preparation, audit or M&A and capital markets activities.

Qualifications and Attributes	Relevance to Beacon
Other Public Board Service

Service on other publicly held boards provides experience with oversight and transparency into the management of the Company. Such qualification is achieved through prior or current service on the board of directors of a publicly traded company.

Leadership

The significant experience that comes from leadership roles can provide insight on operations, managing strategic goals, and strengthening culture. Such qualification is achieved through experience in a military, governmental or academic leadership position and/or the following types of leadership role with a private or publicly-traded company: Chairman, President, Executive Vice President and certain officer roles (Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, etc.).

Human Capital & Corporate Social Responsibility

Experience in human capital development or corporate social responsibility issues provides insights in developing and investing in a strong and diverse workforce and assuring that our strategic business imperatives are achieved within a responsible and sustainable business model. Such attribute is achieved through prior or current service in organizational management, talent development, or advocacy for equality, corporate citizenship, or environmental topics.

Director	Building Product Manufacturing	Logistics/ General Distribution	Marketing/ Communications	Technology/ Cybersecurity	Finance	Other Public Board Service	Leadership	Human Capital & CSR
Stuart A. Randle		●			●	●	●
Julian G. Francis	●	●	●		●		●	●
Major General (Ret.) Barbara G. Fast			●	●	●	●	●	●
Alan Gershenhorn		●	●		●	●	●	●
Melanie M. Hart		●			●		●	●
Racquel H. Mason		●	●		●		●	●
Robert M. McLaughlin		●			●	●	●	●
Earl Newsome, Jr.		●		●	●	●	●	●
Neil S. Novich		●	●	●	●	●	●
Douglas L. Young	●	●			●		●

Director Diversity

Our Board seeks independent directors with a broad diversity of experience, professions, skills and backgrounds that will enhance the Board’s views and opinions and will provide for further robust deliberations and more innovative and resilient decisions. We believe that enhancing our Board’s diversity is for the Company’s and stockholders’ long-term benefit.

The Board endorses the principle that it should have a balance of skills, experience and diversity of perspectives appropriate to our current and future strategic initiatives, opportunities and challenges. Accordingly, the Board is committed to actively seek out highly qualified diverse candidates with a variety of backgrounds, skills and experiences as part of the director selection process. This fosters a breadth of thinking, enhances the Board’s deliberations and contributes to the Board’s overall effectiveness. In evaluating the suitability of potential candidates to the Board, the Nominating and Governance Committee considers the benefits of diversity, including diversity of thought, viewpoints, educational and professional background, gender, race, ethnicity, national origin, sexual orientation or other elements of identity. Any search firm engaged by the Nominating and Governance Committee will be tasked with considering the characteristics described here and in the Company’s Corporate Governance Guidelines.

The Board has demonstrated its commitment to selecting highly qualified diverse candidates in recent years, including through the appointment of Ms. Mason in March 2023, Ms. Hart in October 2022, Mr. Newsome in March 2021 and Major General Fast in October 2018.

Board Diversity Matrices. The tables below provide certain highlights of the composition of our Board as of April 3, 2024 (the date of the Proxy Statement) and April 5, 2023 (the date of last year’s proxy statement). Each of the categories listed in the below tables has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix as of April 3, 2024

Total Number of Directors	11
	Female	Male	Non- Binary	Did Not Disclose Gender
	Part I: Gender Identity
Directors	3	8*	—	—
	Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7*	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

*

The above matrix includes Richard Frost, who is retiring from the Board effective at the 2024 Annual Meeting of Stockholders as a result of reaching the mandatory retirement age. Taking into account Mr. Frost’s retirement, upon the election of the nominees named herein, the Board will be 30% gender diverse and 20% demographically diverse.

Board Diversity Matrix as of April 5, 2023

Total Number of Directors	13
	Female	Male	Non- Binary	Did Not Disclose Gender
	Part I: Gender Identity
Directors	3	10	—	—
	Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	9	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Compensation of Directors

Please see the Compensation of Directors section of this Proxy Statement.

Board Leadership Structure

Mr. Randle, who has been determined to be an independent director, serves as our non-executive Chair of the Board. Our Chief Executive Officer, Julian Francis, also serves on the Board. The Board believes that this leadership model is appropriate for the following reasons:

•	Mr. Randle’s role enables decisive, independent leadership and ensures clear accountability.

•	Mr. Francis’ role on the board as a management director fosters alignment between the Board and management on corporate strategy.

In determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Randle’s service on the Board to date. The Board has determined that separating the roles of Chair and CEO is in the best interests of the Company at this time.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value, while striving to serve the interests of all stakeholders. Our Board establishes our overall corporate policies, evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

Role in Risk Oversight and Succession Planning

The Board takes an active role in overseeing and monitoring the Company’s risk management, which includes risks associated with business strategy, operations, credit, financing, cybersecurity, human capital, and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Management, facilitated by a Risk Committee comprised of senior leadership (including the Vice President of Internal Audit), reviews the risks to which the Company could be subjected. A risk inventory and assessment maintained by the Risk Committee is reviewed with management and the Audit Committee, which also receives periodic reports on risk management and mitigation from Internal Audit and senior management. Significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

The Audit Committee assists the Board in its oversight of risk management by discussing with the Risk Committee and with management, particularly the Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

Through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company. In particular, the Board and the Audit Committee receive regular reports on safety, fraud detection and prevention, and cybersecurity risk management, including from the Company’s Chief Technology Officer.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs, and it assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The Compensation Committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. In addition to such periodic reviews, the Compensation Committee periodically engages FW Cook (as defined below) to review and provide a risk assessment of Beacon’s compensation programs. Based on these reviews, the Compensation Committee believes that our compensation programs do not encourage excessive risk taking.

Further, a key responsibility of the Board is overseeing the identification and development of senior leadership. The Board meets potential leaders at many levels across the organization through presentations and activities throughout the year. The Board and management are actively engaged in succession planning. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession. To assist the Board, our Chief Executive Officer presents an annual report on succession planning and evaluation of key executives as well as a recommendation to the Board as to his successor.

Corporate Responsibility

Beacon was founded on a set of principles that have guided our business practices and growth philosophy for over 90 years. Through growth, geographic expansion, and acquisition of building supply companies throughout the United States and Canada, we have sustained a values-based company culture. Our values continue to be the foundation of being a preferred partner for our customers, employees, suppliers, investors and communities. Beacon’s principles include a focus on valuing the impact our business has on the environment, employees, customers, suppliers, investors and the communities in which we operate. Below are certain 2023 highlights of our business in regards to Beacon’s Environment, Human Capital and Governance functions.

Environment

We believe that protection of the environment is important to the long-term success of our business, and we are committed to sustainable business practices, as shown by:

• We reported on our Scope 1 and 2 GHG emissions reduction progress through 2022. From 2020, we decreased emissions intensity by 6%.

• Utilizing the Beacon OTC® Network strategy to minimize our average gallons of fuel per delivery by using a holistic market model that optimizes customer deliveries by shipping from the closest branch to the customer’s delivery address.

• Expecting our suppliers to preserve natural resources and continuously improve the environmental impact of their products as we have expressed in our Supplier Code of Conduct.

• Piloting programs at our facilities to reduce energy, adopt renewables and contribute to the circular economy of the products we distribute via recycling and repurposing.

Human Capital	Governance

We value our employees, customers and suppliers and emphasize our Company’s core values of having shared expectations of respect and inclusivity, work ethic, collaboration, and a commitment to deliver quality results. We endeavor to foster an inclusive culture that reflects diversity and provides equitable access for all. Such values are shown through:

• Engaging our Diversity, Equity & Inclusion Council to develop and launch the Beacon has your BACK program fostering discussions around inclusion and safety.

• Continuously striving for progress in work safety through comprehensive tracking of workers’ compensation and auto claims, OSHA incidents, lost time rates, and DOT compliance and taking action to address any material deviations from expected performance levels.

• Conducting new hire and annual training to raise safety awareness as well as maintaining e-learning courses to deliver new hire, professional development, and annual training on subjects such as management skills, product knowledge, operational proficiency and unconscious bias.

• Partnering with Rebuilding Together, a national non-profit focused on safe homes, to provide home repairs for underserved neighbors in Beacon communities.

• Continued sponsorship of National Women in Roofing, an association that supports and advances the careers of women roofing professionals, as well as Beacon’s North American Female Roofing Professional of the Year program.

• The Beacon of Hope campaign to give back to military veterans by providing roofing replacements or repairs, which has provided safer roofs for 50 veterans.

• Maintaining Beacon CaReS, an employee assistance fund to support team members who are impacted by unexpected financial crises (as supported by donations from both us and our employees) as well as awarding twenty-five Robert R. Buck Scholarships to employees’ children to pursue post-secondary education.

Our employees, managers and officers conduct our business under the direction of our Chief Executive Officer and other senior leadership with oversight from our Board to enhance our long-term value for stockholders.

Our Board is responsible for the oversight of our risk management as further described above in the “Role in Risk Oversight and Succession Planning” section.

Further, Beacon’s Board has incorporated the following best practices into its corporate governance:

• The Board has an independent Chair who regularly convenes executive sessions without management and meetings with just independent directors.

• Each member of the Board is bound by the Company’s Code of Ethics and has a duty to disclose any potential conflicts. As potential conflicts arise, the Nominating and Governance Committee and Audit Committee, working with counsel as appropriate, identify and implement processes related to such conflicts.

• Conducting annual evaluations of the Board and each of the Board’s Committees.

• Instituting various policies to ensure the best practices of each of our directors, including an Insider Trading Policy (which includes a prohibition on hedging transactions), stock ownership requirements, etc.

• Through the Nominating and Governance Committee, overseeing the governance of the Company’s corporate social responsibility, safety, and environmental practices.

• Providing all employees, including Beacon’s management, with anti-corruption training to familiarize and help employees recognize bribery and corruption in an effort to mitigate the associated risks, as well as compliance training on our Code of Conduct, safety trainings and an annual Safety Stand Down.

Retirement Age

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee, in a rare exception, waives the mandatory retirement age for such director. As a result of the mandatory retirement age, Richard W. Frost is retiring from the Board effective at the 2024 Annual Meeting of Stockholders.

Director Service on Other Public Boards (Overboarding Policy)

We limit the number of other public company boards our directors may join to ensure that a director is not “overboarded” and is able to devote the appropriate amount of time and attention to the oversight of the Company, including attendance at Board and committee meetings. The Company’s Corporate Governance Guidelines provide that no director may serve on the board of directors of more than four public companies in addition to our Board, without specific Board approval to do so, except for our Chief Executive Officer, who is limited to one additional public company directorship pre-approved by the Board. The Corporate Governance Guidelines also state that directors should provide notice prior to joining additional public or private company boards, which is then considered by the Nominating and Governance Committee in consultation with the Company’s General Counsel. As such, the Board maintains processes to review and approve directors’ membership on additional public company boards, even if those directors are still within the anti-overboarding limits mentioned above.

Orientation Training and Continuing Development Education

New directors are required to participate in an orientation program, which includes the introduction of the new directors to the Company’s executive officers and business unit leaders and presentations by senior management to familiarize new directors with the Company’s strategic plans and business units. The Board has adopted a Director Education Program and will conduct at least one continuing professional development program for all Board members each year. In addition, continuing professional development opportunities for all directors will be conducted through the Company’s regular Board meetings and Board meeting materials; periodic Board or Board committee presentations by the Company’s officers concerning the Company’s strategies, business plans, management structure and significant financial, accounting and risk management issues; Board or Board committee presentations by outside parties; and other professional development opportunities, if appropriate and relevant to the duties of a director of the Company, including presentations and educational programs offered by various outside organizations, with appropriate expenses paid by the Company.

Stockholder Engagement and Feedback

Beacon regularly communicates with stockholders to better understand their perspectives and to address any questions or concerns. Over 90% of our stock is held institutionally, which allows us to be in regular touch with stockholders. We engage with our largest active stockholders on various topics, primarily strategy and execution of our business model, through telephone calls, one-on-one meetings, conferences, and investor days. From time to time, we schedule meetings with concerned investors on corporate sustainability issues. Beacon intends to remain engaged with its largest stockholders through regular meetings during the year. We believe it fosters good relationships so the Board can gather information about investor perspectives and make educated and deliberate decisions that are balanced and in the best interest of the Company and its stockholders.

Stockholder Communications to the Board

Stockholders or other interested parties wishing to communicate confidentially with our Board can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board or an individual director. Alternatively, stockholders and other interested parties may communicate with the Board or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Corporate Secretary. Each communication intended for members of the Board and received by the Corporate Secretary will be reviewed by the Corporate Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. We are asking our stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024, and to perform other appropriate services. The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide our stockholders with a means of communicating their level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s best interests and our stockholders’ best interests.

A representative of Ernst & Young LLP is expected to be present at the 2024 Annual Meeting of Stockholders, will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2023 and December 31, 2022.

	2023	2022
Audit Fees	$3,160,750	$2,886,883
Audit-Related Fees	2,000	2,000
Tax Fees	—	—
All Other Fees	—	135,000
Total Fees	$3,162,750	$3,023,883

Audit fees include fees and expenses for professional services rendered for the audit of our consolidated financial statements, the audit of our internal controls, the reviews of the interim financial statements, and the issuance of comfort letters.

The audit-related fees relate to the Company’s annual subscription to EY Atlas, an accounting and reporting research tool.

There were no tax services, as described below, rendered by Ernst & Young LLP in the fiscal years ended December 31, 2023 or December 31, 2022.

All other fees in fiscal year ended December 31, 2022 relate to professional services rendered in 2022 for our cybersecurity program maturity assessment.

The Audit Committee has considered the compatibility of the provision of services covered by the two preceding paragraphs with the maintenance of the registered public accounting firm’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and approves the fees charged for its services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, which is typically defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

•

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements and internal controls and reviews of our quarterly financial statements. It also includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with, and review of, documents filed with the SEC.

•

Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, subscriptions for accounting research software, and accounting consultations.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the pre-approved engagement period when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Chair of the Audit Committee, acting pursuant to delegated authority, may pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE RETENTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2024 FISCAL YEAR.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal controls. The Audit Committee is responsible for the appointment of the independent registered public accounting firm, as well as for reviewing the appointment and replacement of the leader of the Company’s internal audit function.

Regularly throughout Fiscal Year 2023, the Audit Committee reviewed and discussed with management, including internal audit, and the Company’s independent registered public accounting firm, Ernst & Young LLP, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting, the audited financial statements and the results of the audit examinations and the overall quality of the Company’s financial reporting. The Audit Committee also met separately with the Company’s Executive Vice President and CFO and the Company’s Interim CFO, as well as the Company’s Executive Vice President and General Counsel.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2023.

AUDIT COMMITTEE:

Robert M. McLaughlin, Chair

Barbara G. Fast

Melanie M. Hart

Earl Newsome, Jr.

Neil S. Novich

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers or NEOs, as described below under “Compensation Discussion and Analysis,” which includes compensation tables and narrative discussions of the NEOs’ compensation in this Proxy Statement.

We are asking our stockholders to indicate their support for our NEO compensation as set forth in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophies, policies and practices described in this Proxy Statement. We are asking our stockholders to vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying Proxy Statement.”

This resolution is required pursuant to Section 14A of the Exchange Act. Although our Board intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually. The next vote on executive compensation is expected to occur at our 2025 Annual Meeting of Stockholders.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products, such as siding and waterproofing, in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the NEOs listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents, results and responsibilities. The primary objective of the program is to closely align executive total direct compensation with the attainment of our annual and long-term performance goals. The compensation of our NEOs consists of base salary, annual cash incentives, long-term equity incentive compensation in the form of Company stock options and restricted stock unit awards, and certain perquisites such as an auto allowance, fuel reimbursement, and, on occasion, housing and other allowances for relocated executives. Cash incentives are linked directly to Company quantitative performance and individual qualitative performance in accordance with the terms of the cash incentive program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL FOUR: APPROVAL OF THE BEACON ROOFING SUPPLY, INC. 2024 STOCK PLAN

On April 1, 2024, our Board approved the Beacon Roofing Supply, Inc. 2024 Stock Plan (the “Plan”), which provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights (“SARs”) to key employees and non-employee directors. The Plan will be effective upon the approval of our stockholders at this Annual Meeting. If approved by stockholders, the Plan will succeed the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan (the “Prior Plan”) and will be the only plan of the Company pursuant to which stock-based awards are currently granted.

The Company views its use of stock-based awards as an essential part of the Company’s total compensation program and as an important element in achieving the program’s goals. These awards help align pay with Company performance and allow the Company to better link the financial interests of employees and non-employee directors with stockholders. The Company also believes that stock-based awards motivate employees and non-employee directors to create stockholder value because the value they realize from these awards is based in large part on the Company’s common stock price performance.

The only material differences between the Plan and the Prior Plan are (i) an increase in the number of shares of the Company’s common stock authorized for issuance under the Plan as compared to the Prior Plan and (ii) a plan termination date of May 15, 2034. Because a new equity plan requires stockholder approval, the Company is seeking such approval at this stockholders’ meeting. If the Plan is approved by stockholders, any shares of the Company’s common stock not subject to outstanding awards under the Prior Plan as of the date of the stockholder approval will no longer be available for issuance under the Prior Plan. If the Plan is not approved by stockholders, the Prior Plan will remain in effect in accordance with its terms.

The proposed share reserve under the Plan is to ensure that we have the continued ability to make stock-based awards to our employees and non-employee directors. The Company last obtained stockholder approval to increase shares under the Prior Plan in 2020. We expect that the requested number of shares available under this Plan would likely be sufficient to provide Plan awards for approximately five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan’s reserve upon the awards’ expiration, forfeiture or settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations. If stockholder approval of the Plan is not obtained, there will be insufficient shares available under the Prior Plan to make annual awards and to provide grants to new hires in future years. In this event, the Company would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain and compensate key employees and non-employee directors.

Share Usage

The following table sets forth information regarding the number of common shares subject to stock-settled, time-vested equity awards granted, and the number of common shares subject to performance-based equity awards granted and earned, over each of the last three fiscal years:

	Fiscal Year[1]
	2023	2022	2021	3- Year Average
Stock options/SARs	109,706	209,786	315,418	211,637
Time vested full-value shares/units granted	299,456	251,702	267,971	273,043
Performance shares/units earned and vested[2]	292,600	124,616	84,932	167,383
Weighted-average common shares outstanding	63,738,921	67,056,550	69,688,529	66,828,000
Share usage rate	1.1%	0.9%	1.0%	1.0%

1.	Due to the Company’s change in fiscal year end, the Company did not make annual grants to employees during the three months ended December 31, 2021.
2.

With respect to performance-based awards in the table above, we calculated the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based awards granted at target during the foregoing 3-year period were as follows: 132,254 shares, 540,960 shares, and 130,049 shares in fiscal years 2023, 2022, and 2021, respectively.

Dilution and Expected Overhang

The following table sets forth certain information as of March 6, 2024, with respect to the Company’s equity compensation plans:

Stock options/SARs outstanding	1,126,207
Weighted-average exercise price of outstanding stock options/SARs	$46.74
Weighted-average remaining term of outstanding stock options/SARs (years)	6.03
Full-value time-vested awards outstanding	761,534
Full value performance-vested awards outstanding (at target)	593,767
Remaining shares under the Prior Plan[1]	2,672,343
Proposed share reserve under the Plan[2]	6,200,000
Basic common shares outstanding	63,546,090

1.	No grants will be made under the Prior Plan once the Plan becomes effective following the Annual Meeting.
2.

The proposed share reserve under the Plan will be reduced by one share for every one share that was subject to a stock option or SAR granted under the Prior Plan after March 6, 2024 and prior to the effective date and 2.25 shares for every one share that was subject to an award other than a stock option or SAR granted under the Prior Plan after March 6, 2024 and prior to the effective date.

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to attract, motivate, and retain high quality employees and directors. The total fully-diluted overhang as of March 6, 2024, assuming that the entire proposed share reserve is granted in stock options or SARs, would be 12.0%, and the total fully-diluted overhang, assuming the proposed share reserve is granted in full-value awards only, would be 7.6%. The Company’s historical practice has been to grant a combination of stock options and full-value awards, resulting in potential overhang between these two percentages. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of numerator and common shares outstanding, with all data effective as of March 6, 2024. The Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution.

Plan Restrictions

The Plan contains certain restrictions that the Company believes further the objectives of the Plan and reflect sound corporate governance principles:

•	Dividends on all stock awards and dividend equivalents on all stock unit awards are paid only to the extent the awards vest. No dividends or dividend equivalents are paid on stock options or SARs.

•

Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term is limited to ten years from the date of grant.

•	Repricing of stock options or SARs (including the cash buyout of underwater stock options and SARs) without stockholder approval is prohibited.

•

The current award agreements provide that, if upon a change in control of the Company outstanding awards are assumed and converted into new awards of the acquiring company, accelerated vesting only occurs if within one year following the change in control the employee is subsequently terminated without cause or, in the case of an officer of the Company, the officer terminates for specified “Good Reason.”

•	95% of the awards made under the Plan must have a vesting period of at least one year, subject to certain limited exceptions.

•	The Plan does not permit the reuse of shares delivered or withheld to satisfy option exercises, or tax withholding with respect to option/SAR exercises.

•	There is no evergreen provision that automatically replenishes the shares available for future grants under the Plan.

Description of the Plan

The following is a summary of the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Annex A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Plan Administration. The Plan is administered by the Compensation Committee of the Board (the “Committee”), which is comprised of directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934. The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards, including the deferral of settlement of awards. The Committee may delegate to an officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934.

Number of Shares of Common Stock. The number of shares of our common stock that may be issued with respect to awards granted under the Plan is 6,200,000. Stock options and SARs granted under the Plan, or granted under the Prior Plan after March 6, 2024, will reduce the number of available shares by one share for every share subject to the stock option or SAR, and stock awards and stock unit awards granted under the Plan, or granted under the Prior Plan after March 6, 2024, will reduce the number of available shares by 2.25 shares for every one share delivered. Awards that are settled in cash will not reduce the number of shares available for issuance. The number of shares available under the Plan will not be reduced by shares subject to substitute awards (i.e., awards granted upon the assumption or substitution of awards previously granted by a company acquired pursuant to a corporate transaction).

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If (i) there is a lapse, forfeiture, expiration, termination or cancellation of any award for any reason under the Plan, or under the Prior Plan after March 6, 2024, or (ii) shares subject to a stock award or a stock unit award under the Plan, or under the Prior Plan after March 6, 2024, are delivered or withheld as payment of any withholding taxes, then in each case such shares shall again be available for issuance under the Plan, to be added back in the same multiple as described in the preceding paragraph. Any shares delivered or withheld as payment for the exercise price of a stock option under the Plan, or the exercise price of a stock option exercised under the Prior Plan after March 6, 2024, or of any withholding taxes with respect to such stock options or SARs, shall not be available for issuance pursuant to subsequent awards. Any shares subject to an SAR that may be settled in shares that are not issued on settlement of the SAR will not be available for issuance pursuant to subsequent awards.

The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution or special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan. No award under the Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the Committee with respect to a non-qualified stock option.

Of the shares available for issuance: (i) the maximum number issuable as stock options or SARs to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); (ii) the maximum number issuable as stock awards or stock units granted to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); and (iii) the aggregate grant date fair value of awards granted to any non-employee director during any fiscal year, when taken together with annual cash compensation, shall not exceed $500,000 (or $700,000 in the first year as a director or in any year for a non-employee Chair of the Board).

Term of Plan. The Committee can grant awards under the Plan until May 15, 2034.

Awards to Employees. The Plan provides for discretionary awards of stock options, stock, stock units and SARs to selected employees and non-employee directors. As of March 6, 2024, all directors and approximately 916 current employees who currently hold awards were eligible to participate in the Plan. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee.

Performance Goals. The Committee can provide that any award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based on one or more financial, strategic, or operational criteria, including, but not limited to: (i) return on equity; (ii) earnings, earnings per share or earnings per share growth; (iii) net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock-based compensation; (iv) common stock price; (v) total stockholder return; (vi) return on assets; (vii) asset or inventory turnover; (viii) working capital, inventory, accounts payable or accounts receivable; (ix) return on investment; (x) cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (xi) net or pre-tax income; (xii) profit margin; (xiii) market share; (xiv) expense management; (xv) net sales or revenues, or net sales or revenue growth; or (xvi) any other objective or subjective measures determined by the Committee. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for certain events or occurrences (including acquisition expenses, extraordinary, unusual or infrequently occurring charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or subsidiaries or may be based on our performance as a whole.

With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above and shall establish targets for participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable award agreement.

Stock Options. The Committee may grant non-qualified or incentive stock options to selected employees and non-qualified stock options to non-employee directors. The Committee may set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will not be less than the closing sales price of the common stock on the date of grant (“fair market value”), (ii) each option will expire no more than 10 years from the date of the grant, and (iii) a participant will have no dividend or other distribution rights with respect to any stock option prior to the date it is settled in shares of common stock.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be 110% of the closing price of our stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted after 10 years from the date the Plan was adopted by the Board. Reload options are not permitted under the Plan.

Stock Awards. The Committee may grant shares of common stock to employees and non-employee directors, either for no consideration or for such appropriate consideration, as the Committee determines. The Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Subject to the restrictions, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares, although dividends otherwise payable on any stock award will be held by the Company and paid only to the extent the restrictions lapse.

Stock Units. The Committee may grant stock units to employees and non-employee directors. Each stock unit entitles the participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the stock unit agreement, one share of common stock or cash equal to the fair market value of a share of common stock on the date of such event. The Committee has the discretion to determine the number of units awarded and the restrictions, terms and conditions of the award. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents will be held by the Company and paid only to the extent the restrictions lapse.

SARs. The Committee may grant SARs to key employees and non-employee directors. Each SAR entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the SAR and the exercise price thereof, multiplied by the number of shares with respect to which the SAR is being exercised. Upon exercise, the SAR will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. The Committee has the discretion to set the terms and conditions applicable to SARs, provided that (i) the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, (ii) each SAR will expire no more than ten years from the date of grant, and (iii) a participant will have no dividend or other distribution rights with respect to any SARs prior to the date they are settled in shares of common stock. To date, the Committee has not granted SARs.

Payment of Stock Options and Withholding Taxes. The Committee may permit a participant to pay the exercise price of a stock option or the minimum amount of any required withholding tax on any award by directing the Committee to withhold shares otherwise issuable in connection with the award or by one or more of the following methods: cash; cash received from a broker dealer to whom the employee has submitted an exercise notice and irrevocable instructions to deliver to the Company the sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; delivery of previously acquired shares of stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax; or certification of ownership by attestation of these previously acquired shares.

Provisions Relating to a Change in Control. The Plan gives the Committee the discretion to determine how Plan awards are treated upon a change in control. The current award agreements provide that, if upon a change in control of the Company outstanding awards are assumed and converted into new awards of the acquiring company, accelerated vesting only occurs if within one year following the change in control the employee is subsequently terminated without cause or, in the case of an officer of the Company, he or she terminates for good reason.

Amendment of Award Agreements; Amendment and Termination of Plan. The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, except in connection with an equitable adjustment or a Change in Control, no amendment to the Plan or any award agreement can result in the repricing of stock options or SARs without the prior approval of our stockholders. A repricing includes a reduction in exercise price, or cancellation in exchange for cash, awards with a reduced exercise price, other awards or any other consideration provided by the Company.

Summary of Federal Income Tax Implications of Participation in the Plan

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options. A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the option is exercised. We generally will receive a tax deduction for the same amount of ordinary income recognized by the participant (except to the extent the deduction limits of Code Section 162(m) apply). When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options. A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to us for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and we generally will receive a tax deduction in the same amount (except to the extent the deduction limits of Code Section 162(m) apply). Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Stock Units. If a participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives cash or shares pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant (except to the extent the deduction limits of Code Section 162(m) apply).

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and we will have to include the amount that was previously deducted from our gross income in the taxable year of the forfeiture.

SARs. A participant will not recognize any income at the time of the grant of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant (except to the extent the deduction limits of Code Section 162(m) apply).

Awards Granted Under the Plan

It is not possible at this time to determine the specific awards that will be made in fiscal year 2024 and future fiscal years under the Plan. On March 6, 2024, the last reported sales price for the common stock was $84.90 per share.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF BEACON’S 2024 STOCK PLAN

EXECUTIVE OFFICERS

Our executive officers are elected by, and serve at the discretion of, the Board.

Name	Age	Position
Julian G. Francis	57	President and Chief Executive Officer, Director
Carmelo Carrubba	53	Interim Chief Financial Officer
Christine E. Reddy	55	Executive Vice President, General Counsel & Corporate Secretary
Sean M. McDevitt	57	Executive Vice President, Chief Human Resources Officer
Jonathan S. Bennett	55	Executive Vice President, Chief Commercial Officer
Christopher C. Nelson	54	Executive Vice President, Chief Technology Officer
C. Munroe Best III	53	President, South Division
J. Jake Gosa	49	President, North Division
Martin S. Harrell	47	President, Waterproofing
Jason L. Taylor	52	President, West Division

The following provides certain business experience with respect to individuals who serve as our executive officers. Information concerning the business experience of Mr. Francis is provided in “Information About our Nominees” above.

Carmelo Carrubba

Mr. Carrubba was appointed as the Company’s Interim Chief Financial Officer, effective as of January 20, 2024. He joined Beacon in April 2022 as Vice President of Strategy and Transformation and as a member of Beacon’s Executive Committee. Mr. Carrubba joined Beacon from Glatfelter, a US publicly traded leading manufacturer of engineered materials, where he served as Vice President of Strategy and Sustainability from 2021 to 2022, after serving in a similar role at Jacob Holm, a privately held engineered material manufacturer, where he served as Corporate Vice President of Strategy and Sustainability from 2020 to 2021. Prior to Jacob Holm, Mr. Carrubba spent 14 years within the exteriors industry at publicly traded Owens Corning from 2006 to 2020, serving in various roles of increasing responsibility including strategic planning, general management with full P&L responsibilities, global commercial excellence director and Vice President of Strategic Marketing. Mr. Carrubba also worked as a Manager for Bain & Company. He holds a B.A. in Economics and Business Administration from the University of Catania in Catania, Italy and an M.B.A. from INSEAD, Singapore and Fontainebleau, France.

Christine E. Reddy

Ms. Reddy joined Beacon in April 2021 to serve as an Executive Vice President and the General Counsel, responsible for the management of all legal matters impacting the Company. Ms. Reddy joined Beacon from Federal National Mortgage Association (Fannie Mae), a publicly traded $120 billion financial services company that is ranked #24 on the Fortune 500 list and the leading source of mortgage financing in the United States. At Fannie Mae, she served for 15 years as Vice President, Deputy General Counsel, and Deputy Corporate Secretary. Ms. Reddy held roles of increasing responsibility and managed corporate governance functions as a well as legal services for technology and other key corporate operations. She was an executive partner in driving strategic priorities and innovation objectives, including for data, digital platforms, and ESG. A Virginia State and Echols Scholar, Ms. Reddy earned a Phi Beta Kappa bachelor’s degree from the University of Virginia and a law degree from the University of Virginia School of Law, where she was a Dillard Fellow.

Sean M. McDevitt

Mr. McDevitt joined Beacon in May 2021 to serve as an Executive Vice President and the Chief Human Resources Officer. He had previously served as Executive Vice President and CHRO at Apple Leisure Group, a global integrated travel company, since 2019. Before that he had a 22-year career with PepsiCo, Inc. and Pepsi Bottling Group, Inc., serving both in the U.S. and internationally. He concluded his time at Pepsi as Senior Vice President, Field Human Resources for North America Beverages, where he supported over 50,000 employees and led a 250-person HR team across 360 U.S. and Canada locations. Mr. McDevitt earned a bachelor’s degree in psychology and a Master’s of Organizational Behavior from Brigham Young University.

Jonathan S. Bennett

Mr. Bennett joined Beacon in June 2021 to serve as an Executive Vice President and the Chief Commercial Officer responsible for Beacon’s integrated go-to-market strategy comprised of selling excellence, category management, marketing, pricing, and supply chain. He previously served as Executive Vice President, Merchandising and Supply Chain at Total Wine & More, the country’s largest independent retailer of beverage alcohol, since 2016. Before that, he was Chief Merchandising Officer of Interline Brands, a facilities MRO business that was acquired by The Home Depot during his tenure. Earlier, Mr. Bennett had an 11-year career at The Home Depot, holding roles of increasing responsibility. He earned a bachelor’s degree from the University of Pennsylvania and a law degree from Harvard Law School.

Christopher C. Nelson

Mr. Nelson is responsible for the Company’s Information Technology and Operations Excellence functions. He joined Beacon in July 2006 to serve as Vice President and Chief Information Officer and was promoted to Executive Vice President and Chief Information Officer in 2019. In October 2023, Mr. Nelson was promoted to Executive Vice President and Chief Technology Officer. Prior to joining Beacon, Mr. Nelson was Vice President, Information Systems & Supply Chain, for Dan River, Inc., a designer and manufacturer of bedding products. He was with Dan River for 10 years. Prior to his role at Dan River, Mr. Nelson was with PricewaterhouseCoopers as a Management Consultant. Mr. Nelson received a B.S. in Industrial Engineering from North Carolina State University and a Global Executive M.B.A. with honors from the University of North Carolina Chapel Hill, Kenan-Flagler Business School.

C. Munroe Best III

Mr. Best has served as President of the South Division since 2018 and has oversight of the South Division, which includes the Mid-Atlantic, South Atlantic, Southeast and Florida Regions as well as the National Dealers Choice business. Prior to joining Beacon in 2000 as part of the acquisition of Best Distributing, Mr. Best spent six years with Best Distributing in a variety of roles in the distribution channel and was responsible for launching the complementary products business. He was promoted to Regional Vice President of the South Atlantic Region in 2007 and named Senior Vice President in 2011 when Beacon completed two acquisitions in Florida, and he took on the additional responsibility for the newly formed Florida Region. In 2013, Mr. Best was appointed Executive Vice President of the South Division and it was at that time that the Southeast Region and Dealers Choice business were added to his overall responsibility. With the acquisition of Allied Building Products in January 2018, Mr. Best was promoted to the role of Divisional President. Mr. Best graduated from Elon University in 1994 with a bachelor’s degree in business administration.

J. Jake Gosa

Mr. Gosa has served as President of the North Division since 2019 and has oversight of the North Division including Canada. Mr. Gosa began his career at Beacon in 2007 as the Assistant Vice President, Midwest Region. In 2012, Mr. Gosa was promoted to Regional Vice President for the Southwest Region and in 2018 appointed Vice President for the Texas Region. Prior to joining Beacon, Mr. Gosa worked at GAF/ELK for ten years where he held roles of increasing responsibility including National Sales Manager and Director of National Accounts. Mr. Gosa graduated from Shepherd University with a Bachelor of Science degree in Business.

Martin S. Harrell

Mr. Harrell joined Beacon in November 2022 as President of the Waterproofing Division when the Company acquired Coastal Construction Products (“Coastal”). Mr. Harrell joined Coastal in June 2000 in a sales position, and also managed a small inhouse manufacturing business. In 2004, he transferred to marketing and served in positions of increasing authority in marketing, vendor relationships and the management of underperforming branches. In 2007, he became director of sales, responsible for the entire Coastal sales team. In 2012, he was named Chief Executive Officer of Coastal. As Chief Executive Officer, he oversaw three acquisitions and three greenfield openings, and completed a major rebranding effort. Mr. Harrell earned a Bachelor of Science from the School of Business & Accountancy at Wake Forest University.

Jason L. Taylor

Mr. Taylor has served as President of the West Division since 2020. Mr. Taylor began his career with Beacon in 2011. During his tenure with the Company, he has held the roles of Regional Manager, Regional Vice President for the Pacific Region and Vice President, Sales for the West Division. Prior to joining Beacon, Mr. Taylor was Vice President at AlixPartners LLP, a consulting firm specializing in turnarounds. Mr. Taylor received a Bachelor of Science degree in Business Administration from the University of California, Berkeley and holds an MBA from Harvard Business School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides detail on the Company’s compensation for our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (collectively, our “NEOs”), including the overall objectives of our compensation program, each element of compensation provided, and an explanation of the reasons for the compensation decisions we have made for these individuals with respect to Fiscal Year 2023.

Our NEOs for Fiscal Year 2023 are:

•	Julian G. Francis, our President and Chief Executive Officer;
•	Frank A. Lonegro, our Former Executive Vice President and Chief Financial Officer;
•	Jonathan S. Bennett, our Executive Vice President and Chief Commercial Officer;
•	Jason L. Taylor, our President, West Division; and
•	C. Munroe Best III, our President, South Division.

Subsequent to the end of Fiscal Year 2023, Mr. Lonegro voluntarily resigned from the Company, and forfeited his unvested equity awards and Fiscal Year 2023 annual cash incentive. Mr. Lonegro was not entitled to severance. On January 8, 2024, the Company appointed Carmelo Carrubba as the Company’s Interim Chief Financial Officer, effective as of January 20, 2024, until a permanent Chief Financial Officer has been appointed.

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, recommend to the Board the annual compensation of our Chief Executive Officer, review our Chief Executive Officer’s recommendations on, and approve the compensation of, our other NEOs, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee also administers and approves equity awards under our stock plan and administers and approves awards to our NEOs under our cash incentive plan.

Objectives and Summary of Compensation Program

Our compensation practices are intended to attract, motivate and retain high performing executives in a competitive marketplace as well as align such executives’ total compensation with the long-term interests of our stockholders and the attainment of our annual and long-term performance goals. The program provides our NEOs with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience, results and responsibilities.

The compensation of our NEOs consists of base salary, annual cash incentives, long-term equity incentive compensation in the form of Company stock options and restricted stock unit awards, and certain perquisites such as an auto allowance and fuel reimbursement. The Company also provides its NEOs executive life insurance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses associated with relocating executives.

For performance-based compensation, the annual cash incentive performance goals since fiscal year 2020 have been based on earnings before interest, income taxes, depreciation and amortization, stock-based compensation, acquisition costs, restructuring costs, and COVID-19 impacts (limited to costs directly related to our response to the COVID-19 pandemic)(“Adjusted EBITDA”), as further adjusted to exclude the financial results of acquisitions not completed at the time budgets are established (“AEBITDA”) and operating working capital as a percentage of net sales (“Operating Working Capital”), as well as an individual performance component. The long-term performance goals for Fiscal Year 2021 were based on the Company metrics of Adjusted Earnings Per Share (“Adjusted EPS”) and average organic net sales growth. Adjusted EPS is calculated by dividing Adjusted Net Income (which is net income excluding acquisition costs, restructuring costs, COVID-19 impacts, less the tax impact of adjusting items) by the weighted-average diluted shares outstanding after assuming full conversion of the participating preferred stock and excluding the impact of any preferred stock dividends. Beginning in Fiscal Year 2022, we continued to base long-term performance goals on daily average organic net sales growth, but Adjusted EBITDA margin percent (“Adjusted EBITDA Margin %”), defined as Adjusted EBITDA as percent of fiscal year net sales, replaced Adjusted EPS.

Use of Consultants and Peer Group Data

The Company establishes executive compensation levels through evaluation of a comprehensive benchmarking analysis prepared every two years by Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant retained by the Compensation Committee. Although the Company does not use strict numeric benchmarking to establish individual executive compensation levels, the Company takes into account the 25th percentile, median, and 75th percentile level of compensation for similarly situated executives at the peer group companies used by the Compensation Committee to guide executive compensation decisions. Where direct comparisons are not available from the peer group, we utilize market-based executive pay survey data on similarly situated executives to help guide our decisions. Because job content, accountability, responsibility and performance criteria vary from one company to the next, our Compensation Committee uses the numerical benchmarking data and median levels of similarly situated executives’ information as a guideline in exercising its discretion in determining compensation for our NEOs.

In reviewing and determining executive compensation levels for Fiscal Year 2023, FW Cook utilized the Fiscal Year 2022 benchmarking analysis, adjusted to Fiscal Year 2023 based on current executive pay increase trends, from a peer group of distribution companies, most of which are of similar sales, earnings, market capitalization, number of employees, and complexity as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by FW Cook, and at its recommendation, the Compensation Committee utilized the following peer group in assessing our executive compensation for Fiscal Year 2023:

Applied Industrial Technologies Boise Cascade Company Builders FirstSource Fastenal Company GMS Henry Schein	LKQ Corporation MRC Global MSC Industrial Direct Co., Inc. Owens & Minor Patterson Companies Pool Corporation	Site One Landscape Supply Univar Solutions Veritiv Corporation Watsco W.W. Grainger, Inc. WESCO International

The Compensation Committee used the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own judgment in setting overall executive compensation. Also, the Compensation Committee considered the results of the then most recent stockholder advisory vote on our executive compensation held on February 18, 2022, at which over 98% of the votes cast supported the compensation of our NEOs. (Because our Compensation Committee typically establishes compensation early in the year, prior to our annual meeting, it reviews the previous year’s stockholder advisory vote when setting NEO compensation. Subsequently, at the Company’s 2023 Annual Meeting, our stockholders approved the Company’s NEO compensation, with over 99% of the votes cast being voted in favor.) Although the approval was advisory in nature, the Compensation Committee viewed the overwhelmingly positive response as confirmation that our stockholders generally believe that the pay of our NEOs is appropriately aligned with their performance and the performance of the Company as well as the interests of our stockholders.

The Compensation Committee considered various factors bearing upon FW Cook’s independence and determined that FW Cook is independent and that its engagement did not present any conflicts of interest. FW Cook provides no other services to the Company.

Base Salaries

The first element of our compensation program is base salary. Each year, our Board evaluates the performance of our Chief Executive Officer, and the Compensation Committee considers the Board’s evaluation in determining an appropriate overall compensation package for our Chief Executive Officer. The Compensation Committee recommends the salary of our Chief Executive Officer to the full Board in light of that evaluation and other factors described below. Base salaries of our NEOs other than the Chief Executive Officer are set annually by the Compensation Committee, taking into account the recommendations of the Chief Executive Officer.

The Compensation Committee considers a number of factors when evaluating our Chief Executive Officer’s recommendations regarding base salaries for our other NEOs. Periodically, the Compensation Committee reviews industry-specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value and revenue. The Compensation Committee also considers the compensation recommendations provided by FW Cook. Other information that the Compensation Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances also may be considered in its evaluation.

Based on such process, effective April 2, 2023, Mr. Francis’s base salary was increased by the Compensation Committee to $950,000 from $875,000. The Compensation Committee considered the following quantitative and qualitative factors in evaluating our Chief Executive Officer’s performance and setting his compensation: the Company’s performance and relative total stockholder return, the value of Mr. Francis’s leadership, the compensation plans of chief executive officers of comparable companies, and the recommendation of our independent compensation consultant.

The base salary of each other NEO is recommended by our Chief Executive Officer to the Compensation Committee after evaluating each NEO’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance and contributions to the Company during the preceding year, (iii) industry and peer company compensation data and (iv) other relevant factors (for example, market conditions). The amounts for NEOs other than the Chief Executive Officer are set forth in the Summary Compensation Table under the heading “Salary.”

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive. Annual cash incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term stockholder returns (via increasing stock price) comes from increasing current earnings and asset utilization and properly preparing the Company for future earnings growth. We believe these incentives play a key role in enabling us to attract, retain and motivate our employees.

For Fiscal Year 2023, under the terms of our annual cash incentive plan, a target incentive amount was set for each participant. Those amounts are set forth below in the Grants of Plan-Based Awards table under the heading “Estimated future payouts under non-equity incentive plan awards—Target.”

The incentives for our NEOs named in the Summary Compensation Table were based on the following: (i) 60% on an AEBITDA target with Messrs. Francis, Lonegro, and Bennett’s incentives based on a Company-wide target, Mr. Best’s incentive based on the South Division target and Mr. Taylor’s incentive based on the West Division target; (ii) 20% on a Company-wide Operating Working Capital target; and (iii) 20% on qualitative performance evaluations of strategic performance goals (“individual goals”). For Fiscal Year 2023, AEBITDA means net income (loss) excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs and restructuring costs, as further adjusted to exclude the financial results of acquisitions not completed at the time budgets are established. AEBITDA is a non-GAAP financial measure that is equivalent to Adjusted EBITDA as reported in the Company’s periodic reports filed with the SEC and the Company’s earnings releases, as further adjusted to exclude the financial results of acquisitions not completed at the time budgets are established. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable. The Operating Working Capital calculation is based on thirteen (13)-month average Operating Working Capital divided by trailing twelve (12)-month net sales, as reported in the Company’s consolidated financial statements in the Form 10-K.

The following table shows potential payouts for each of the three targets at threshold, target and maximum, both as a percentage of the incentive related to the individual target and as a percentage of the total incentive:

AEBITDA (Weighted at 60% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (Corporate: $80M below Target/Division: $30M below Target)	Target	Maximum (Corporate: ≥$100M above Target/Division: ≥ $40M above Target)
Payout as Percentage of AEBITDA Target	50%	100%	200%
Payout as Percentage of Total Incentive	30%	60%	120%

Operating Working Capital (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (≤60bps above Target)	Target	Maximum (≥60bps below Target)
Payout as Percentage of Operating Working Capital Target	20%	100%	200%
Payout as Percentage of Total Incentive	4%	20%	40%

Individual Goals (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold	Target	Maximum
Payout as Percentage of Individual Goals Target	—%	100%	200%
Payout as Percentage of Total Incentive	—%	20%	40%

Payouts between threshold achievement and target achievement and between target achievement and maximum achievement are adjusted on the basis of straight-line interpolation.

The Chair of the Compensation Committee, in consultation with our Board Chair and each other member of the Board, performs the individual goal evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the individual goal evaluations of the remaining NEOs. In each case, the results are then presented to and discussed with the Compensation Committee and FW Cook, and in the case of the Chief Executive Officer, presented to and discussed with the Board.

For the Fiscal Year 2023 annual cash incentive plan, Beacon achieved a Company-wide AEBITDA of approximately $921.8 million compared to the established target of $885.5 million. For Fiscal Year 2023, the South Division achieved AEBITDA of $352.9 million compared to the established target of $364.2 million. For Fiscal Year 2023, the West Division achieved AEBITDA of $382.4 million compared to the established target of $344.8 million. For Fiscal Year 2023, the Company achieved an Operating Working Capital as a percent of trailing twelve (12)-month sales of 17.02%, compared to an established target of 17.59%, 57 bps better than target. Our Board established the Fiscal Year 2023 Company and division AEBITDA targets and the Operating Working Capital target as part of the Company’s budget and long-range planning process, which includes but is not limited to a review of historical and expected growth, profit margin and working capital management rates. The targets were set at the beginning of Fiscal Year 2023 and the Board believed at the time that it would require a high degree of execution of the business plan to attain these goals. Based on actual AEBITDA results, each participant with Company-wide responsibilities earned 136% of the AEBITDA portion of their target incentive and each participant with divisional responsibilities earned the percentage of the AEBITDA portion of their target incentive set forth in the table below. Based on the Company’s actual Operating Working Capital results, each participant earned 195% of the Operating Working Capital portion of his target incentive.

In addition to the duties and responsibilities associated with his executive position, each of our NEOs is assigned specific individual goals in order to qualify for part or all of the remaining 20% portion of his target incentive amount. If the goal objectives are exceeded, each NEO can receive an additional incentive. Total incentives earned for Fiscal Year 2023, including the executive’s achievement of individual goals, are described in the table below and are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.

Fiscal Year 2023 Annual Cash Incentive Payout (AIP)
		Financial Goals
		AEBITDA			Operating Working Capital as % of Sales			Individual Goals			Total
Name	Target AIP	Weight	Payout %	Payout	Weight	Payout %	Payout	Weight	Payout %	Payout	Actual AIP	Payout as % of Target
Julian G. Francis	$1,092,500	60%	136%	$893,381	20%	195%	$426,075	20%	100%	$218,500	$1,537,956	141%
Jonathan S. Bennett	$351,000	60%	136%	$287,027	20%	195%	$136,890	20%	130%	$91,260	$515,177	147%
Jason L. Taylor	$356,250	60%	194%	$414,483	20%	195%	$138,938	20%	105%	$74,813	$628,233	176%
C. Munroe Best III	$371,250	60%	81%	$180,650	20%	195%	$144,788	20%	95%	$70,538	$395,975	107%

Mr. Lonegro’s Fiscal Year 2023 Target AIP was $476,000. Mr. Lonegro did not receive a Fiscal Year 2023 AIP payout due to his termination of employment on February 2, 2024, which was prior to the AIP payout date.

The individual goals for each NEO pursuant to our Fiscal Year 2023 annual cash incentive plan were as follows:

Mr. Francis’ specific individual goals were:

•	continue to develop a higher level of company-wide safety commitment and awareness;

•	drive the Company’s financial performance to deliver improved analyst ratings of the Company’s stock;

•	execute the Ambition 2025 plan, including the development of processes and metrics to ensure best possible execution;

•	lead the design and implementation of key operational leader development programs; and

•	increase diversity representation in management training programs.

Mr. Lonegro’s specific individual goals were:

•	drive the Company’s financial performance to deliver improved analyst ratings of the Company’s stock;

•	lead the development of division finance leadership with increasing emphasis on sponsoring cross-functional company-wide finance initiatives;

•	deliver on the Company’s return on capital and capital allocation objectives; and

•	continuously advance the Company’s diversity, equity and safety programs.

Mr. Bennett’s specific individual goals were:

•	improve gross margins by implementing a Company pricing model;

•	deliver organic sales growth by continuing the implementation of customer experience initiative;

•	build out commercial product line business model; and

•	continuously advance the Company’s diversity, equity and safety programs.

Mr. Taylor’s specific individual goals were:

•	increase inventory turns and working capital efficiency in division footprint;

•	improve branch productivity and manufacturing partnerships;

•	deliver on growth initiatives, including customer experience and acquisition strategies;

•	develop key sales and operational leadership talent; and

•	continuously advance the Company’s diversity, equity and safety programs.

Mr. Best’s specific individual goals were:

•	deliver on organic growth initiatives, including greenfield, sales productivity and digital sales strategies;

•	improve branch productivity and bottom quintile branch performance;

•	develop key sales and operational leadership talent;

•	increase inventory turns and working capital efficiency in division footprint; and

•	continuously advance the Company’s diversity, equity and safety programs.

Each of the above NEO’s respective specific individual management objectives reflect our focus on continued growth and improvement in execution over our past performance. The Compensation Committee, led by Mr. Young, in consultation with Mr. Randle and each other member of our Board, reviewed the level of achievement of Mr. Francis’ specific individual management objectives set forth above. Mr. Francis reviewed the level of achievement of Messrs. Lonegro, Bennett, Best, and Taylor’s specific individual management objectives set forth above and reported his recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board the payment of the incentive awards in the amounts set forth in the table above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

In addition to the management annual cash incentive plan, the Compensation Committee retains full discretion to award discretionary bonuses to reward extraordinary efforts by our NEOs in various projects or initiatives during the year. The Compensation Committee considers the Chair’s and Chief Executive Officer’s recommendations in determining discretionary cash awards for our other NEOs. No discretionary cash awards were given for Fiscal Year 2023.

Long-Term Equity Incentive Compensation

The third element of our compensation program is long-term equity incentive compensation. Equity incentive compensation is intended to more closely align total compensation with the long-term financial interests of our stockholders. The equity incentive compensation component of our compensation program is based upon awards of stock options and other stock awards.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of our stockholders by aligning compensation to the long-term performance results of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives determined by the achievement of long-term financial and strategic objectives;

•	encouraging stock ownership by eligible persons;

•	aligning the interests of eligible persons with the interests of the Company;

•	encouraging eligible persons to remain with the Company or its affiliates; and

•	attracting new employees, officers and directors to the Company or its affiliates.

In determining whether to grant stock options and/or other stock awards, and, if so, how many to grant to eligible persons under our stock plan, each individual’s past performance and contribution to the Company is considered, as well as that individual’s expected ability to contribute to the Company in the future along with market data and the quantitative analysis of peer group company stock awards provided by FW Cook. These performance assessments are not intended to be rigid or formulaic, but rather to serve as the framework upon which the Chief Executive Officer evaluates the executive’s overall past performance and expected contributions.

The above evaluation provides the basis for the Chief Executive Officer’s recommendation to the Compensation Committee of equity incentive compensation for each NEO. The Compensation Committee meets with the Chief Executive Officer and discusses the Chief Executive Officer’s recommendations before meeting separately in executive session to discuss the Chief Executive Officer’s and FW Cook’s recommendations and making a final determination of the equity incentive compensation to the NEOs. The Compensation Committee applies similar factors in determining the equity incentive compensation to the Chief Executive Officer.

Since the Company’s initial public offering and through Fiscal Year 2023, non-qualified stock options have been granted to key members of management at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal year 2011, we began issuing performance-based restricted stock unit awards to certain key members of management. Beginning in fiscal year 2014, we also began issuing time-based restricted stock unit awards to certain key members of management. Similar to stock options, we believe that restricted stock unit awards reward performance because the value of the stock is linked to our Company’s long-term performance. The Compensation Committee believes that time-based and performance-based restricted stock unit awards can play an important retentive and motivational role that stock options alone may not.

The Company’s annual equity awards are typically granted by the Compensation Committee in March of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the upcoming fiscal year. The Company typically does not make stock option and other stock awards other than annually, except in certain cases for key members of management hired during the course of a year or to improve the prospects of retaining key management members.

On March 1, 2023, the Compensation Committee authorized awards of stock options, time-based restricted stock units and annual performance-based restricted stock units. Awards were granted to our NEOs using the considerations described above, including target value recommendations from FW Cook, who reviewed peer group data and took into consideration the value of NEO equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 50% of the target value was represented by annual performance-based restricted stock units, approximately 25% in time-based restricted stock units and approximately 25% in stock options. Under this methodology, the awards to each of our NEOs were as follows:

Annual Long-Term Equity Incentive Awards
	# of Stock Options	% of Total Stock Option Awards	# of Time- Vested Restricted Stock Units	# of Annual Performance- Vested Restricted Stock Units	Total # of Restricted Stock Units	% of Total Restricted Stock Unit Awards
Julian G. Francis	28,700	26%	14,067	28,135	42,202	11%
Frank A. Lonegro	8,632	8%	4,231	8,462	12,693	3%
Jonathan S. Bennett	5,297	5%	2,596	5,192	7,788	2%
Jason L. Taylor	4,904	4%	2,404	4,808	7,212	2%
C. Munroe Best III	4,904	4%	2,404	4,808	7,212	2%

See the table “Fiscal Year 2023 Grants of Plan-based Awards” under Executive Compensation for the grant date fair value of these awards.

As a result of Mr. Lonegro’s termination of employment on February 2, 2024, all his outstanding equity incentive awards were forfeited, including those described above.

The stock option awards granted to our NEOs had an exercise price of $65.00, vest one-third annually which starts on the first anniversary of the grant (March 1, 2024) and expire on the tenth anniversary of the date of grant, or March 1, 2033. The time-based restricted stock unit awards granted to our NEOs on March 1, 2023, will vest and convert into common shares upon the third anniversary of the date of grant.

The annual performance-based restricted stock unit awards granted to our NEOs will vest and convert after March 1, 2026, subject to the Company achieving certain Adjusted EBITDA Margin % and daily average organic net sales growth targets, each weighted at 50%, established on the grant date for the fiscal years ended December 31, 2023, 2024 and 2025 (each a “component year”).

The following table shows the percentage of the total of the award that can be earned for each metric for each component year of the three-year period, at threshold, target and maximum, as well as totals for each metric and combined totals for the three-year period:

Adjusted EBITDA Margin % Metric
Component Year	Threshold (80% of Target)	Target	Maximum (≥120% of Target)
2023	3.33%	16.66%	33.33%
2024	3.33%	16.66%	33.33%
2025	3.33%	16.66%	33.33%
Total	10%	50%	100%

Daily Average Organic Net Sales Growth Metric
Component Year	Threshold (2 percentage points below Target)	Target	Maximum (≥2 percentage points above Target)
2023	3.33%	16.66%	33.33%
2024	3.33%	16.66%	33.33%
2025	3.33%	16.66%	33.33%
Total	10%	50%	100%
Combined Total	20%	100%	200%

For the Adjusted EBITDA Margin % metric, achievement of a target between 80% and 100% and between 100% and 120% will be adjusted on the basis of straight-line interpolation. For the daily average organic net sales growth metric, achievement of a target between two percentage points below target and target, and between target and two percentage points above target, will be adjusted on the basis of straight-line interpolation.

On November 9, 2023, the annual performance-based restricted stock unit awards that were granted in Fiscal Year 2021 vested. The vesting was subject to the Company achieving certain Adjusted EPS and daily average organic net sales growth targets, each weighted at 50%, established on the grant date for the years ended September 30, 2021, 2022 and 2023 (each a “component year”). Performance of each metric was calculated at the end of the three-year period for each component year independently.

The following table shows the percentage of the total of the award that could be earned for each metric for each component year of the three-year period, at threshold, target and maximum, as well as totals for each metric and combined totals for the three-year period:

Adjusted EPS Metric
Component Year	Threshold (≤80% of Target)	Target	Maximum (≥120% of Target)
2021	0%	16.66%	33.33%
2022	0%	16.66%	33.33%
2023	0%	16.66%	33.33%
Total	0%	50%	100%

Daily Average Organic Net Sales Growth Metric
Component Year	Threshold (≤2 percentage points below Target)	Target	Maximum (≥2 percentage points above Target)
2021	0%	16.66%	33.33%
2022	0%	16.66%	33.33%
2023	0%	16.66%	33.33%
Total	0%	50%	100%
Combined Total	0%	100%	200%

For the Adjusted EPS metric, achievement of a target between 80% and 100% and between 100% and 120% could be adjusted on the basis of straight-line interpolation. For the daily average organic net sales growth metric, achievement of a target between two percentage points below target and target, and between target and two percentage points above target, could be adjusted on the basis of straight-line interpolation.

The Company achieved the actual performance for each metric in each component year as indicated below, which resulted in a payout of 190% for the Fiscal Year 2021 performance-based restricted stock unit award:

	Fiscal Year Ending September 30, 2021			Year Ending September 30, 2022			Year Ending September 30, 2023

Metric	Target	Actual	Payout %	Target	Actual	Payout %	Target	Actual	Payout%
Adjusted EPS	$2.34	$4.61	33.3%	$2.48	$6.94	33.3%	$2.79	$6.66	33.3%
Daily Average Organic Net Sales Growth	2.0%	12.7%	33.3%	2.0%	21.3%	33.3%	2.0%	2.8%	23.3%
Payout % for Component Year			66.7%			66.7%			56.7%
Total Payout %									190.0%

In 2022, in connection with the Company’s Ambition 2025 strategic plan, and to further align executives and managers at various levels of the Company with long-term stockholder returns (a priority set forth in the Ambition 2025 strategic plan), the Compensation Committee authorized awards of performance-based restricted stock units (the “A25 Performance Stock Units”) to a substantial group of employees. The awards were made to fully align executives and managers at various levels of the Company with the initiatives implemented to achieve the Company’s long-term stockholder return goals set forth in the Ambition 2025 strategic plan. The awards were made under the Company’s Second Amended and Restated 2014 Stock Plan, and were in addition to the Company’s regularly scheduled annual long-term equity incentive awards made on the same date. The NEOs (other than the Chief Executive Officer who was not eligible for the program) received the amounts indicated below:

Name	No. of A25 Performance Stock Units Awarded in 2022
Frank A. Lonegro	11,170
Jonathan S. Bennett	9,320
Jason L. Taylor	11,170
C. Munroe Best III	11,170

No additional awards were made to NEOs in 2023.

The A25 Performance Stock Unit awards vest into shares of the Company’s common stock and consist of four equal portions, with one portion relating to a performance period ending March 31, 2024, one portion relating to a performance period ending March 31, 2025 and two portions relating to performance periods ending March 31, 2026.

Each performance period has a stock price target, which must be met if that portion of the grant is to vest. The performance target for each performance period is the stock price to be achieved by performance period end if the yearly and overall Ambition 2025 financial objectives are met.

Performance period	Portion of total award	Stock price target
Portion 1: March 10, 2022 - March 31, 2024	25%	$70.00
Portion 2: March 10, 2022 - March 31, 2025	25%	$82.50
Portion 3: March 10, 2022 - March 31, 2026	25%	$95.00
Portion 4: March 10, 2022 - March 31, 2026	25%	$107.50

Each performance period’s stock price target is considered met if the Company achieves a rolling 90-calendar-day average closing price of its common stock, on any date on or prior to the end of such performance period, equal to or greater than the stock price target with respect to such performance period, each as set forth above.

If stock price targets are met within the applicable performance period, the related portion of the award vests as follows:

•

In the event a performance period stock price target is met, half of the performance stock units subject to such performance period shall vest immediately and the remaining half of the performance stock units subject to such performance period shall vest on March 31, 2026, subject to continued employment to that date, subject to limited exceptions.

On July 16, 2023, the performance period stock price target of $70.00 was met, resulting in the following units granted to NEOs vesting.

Name	No. of A25 Performance Stock Units Vesting in 2023
Frank A. Lonegro	1,396
Jonathan S. Bennett	1,165
Jason L. Taylor	1,396
C. Munroe Best III	1,396

An equal number of units will vest on March 31, 2026, subject to continued employment to that date. On January 30, 2024, subsequent to Fiscal Year 2023, the performance period stock price target of $82.50 was met, resulting in the same number of units listed in the table above vesting, with an equal number to vest on March 31, 2026, subject to continued employment to that date. As a result of Mr. Lonegro’s resignation on February 2, 2024, his remaining unvested units were forfeited.

Emphasis on Variable Pay

Approximately half of our Chief Executive Officer’s and our other NEOs’ target compensation is at-risk compensation directly contingent on performance. Actual annual cash incentives and the annual performance-based restricted stock unit awards (excluding the A25 Performance Stock Units) as described above are subject to the achievement of pre-established performance requirements and designed to align to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and enable the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should be a material component of target compensation for our NEOs. Our 2023 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our Chief Executive Officer and other NEOs (as an average) for 2023:

Employment Agreements

Except for the Executive Severance and Restrictive Covenant Agreements described below under “Executive Compensation—Potential Payments upon Termination or Change-in-Control—Severance Agreements”, there are no other employment, severance or change-in-control agreements currently entered into by and between any NEOs and the Company.

Stock Ownership Guidelines

Our NEOs and members of our Executive Committee (consisting of divisional presidents and other senior leadership) are expected to own stock of the Company having a value set forth below:

•	Chief Executive Officer = 5 times annual base salary

•	NEOs and other members of the Executive Committee = 2 times annual base salary

As of March 18, 2024, our NEOs then employed by the Company held the following multiples of base salary (rounded to the nearest decimal):

Multiple of Base Salary
Name	Current Ownership	Guideline
Julian G. Francis	24.1x	5x
Jonathan S. Bennett	4.7x	2x
Jason L. Taylor	7.0x	2x
C. Munroe Best III	19.3x	2x

Until an executive obtains the required ownership level, executives are required to retain 50% of net profit shares attributable to stock option exercises or vesting of restricted stock units. Profit shares represent the shares remaining after payment of applicable tax obligations and, in the case of stock options, payment of the stock option exercise price. There is no defined time period to meet the stock ownership requirement. Participants may satisfy their ownership guidelines with (i) shares directly owned, (ii) time-based restricted stock units (which settle in stock), whether vested or unvested and (iii) “in-the-money” value of vested stock options, based upon the spread between the exercise price and the current stock price. Unvested stock options and unearned performance based restricted stock units are not counted.

In addition, pursuant to the Company’s Insider Trading Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging transactions or similar arrangements with respect to Company securities, including forward sale or purchase contracts, equity swaps or collars, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

Retirement and Executive Life Insurance Plans

The Company sponsors the Beacon 401(k) Plan, a tax-qualified defined contribution plan which covers substantially all of our U.S. employees, including our NEOs. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During Fiscal Year 2023, each of the NEOs was eligible to participate in the Beacon 401(k) Plan, and if participating in the plan, the eligible NEO received a matching contribution in accordance with plan rules. Additional annual profit-sharing contributions may be made at the discretion of the Board but were not made for Fiscal Year 2023.

Our NEOs do not participate in any special or separate executive retirement plans. We consider the Beacon 401(k) Plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

The Company provides an executive life insurance benefits program for the NEOs and other key executives. The program provides life insurance at a coverage level of three times (3x) base salary up to $2.0 million. The Company subsidizes the required premium payments for each employee.

Deferred Compensation Plan

Effective February 16, 2023, Beacon established the Beacon Roofing Supply, Inc. Deferred Compensation Plan. The plan is an unfunded, unsecured non-qualified deferred compensation plan that allows participants to defer cash compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986. NEOs, members of the Executive Committee, and other employees with a job title of Vice President or above and members of the Board of Directors are eligible to participate.

Employee participants may elect to defer up to 50% of their annual base pay and 100% of their annual cash incentive plan payout. Board members may elect to defer up to 100% of their director annual retainer and fees. The Company will make a restorative retirement plan company match (i.e., payment of the company matching contribution that could not be made under the Beacon 401(k) Plan due to participation in this plan). Amounts credited to a participant’s account will be invested in one or more investment funds chosen by the participant and held in a grantor trust held by the Company. The investment funds are the same investment alternatives available under the Beacon 401(k) Plan. Although the amounts in the trust are invested pursuant to participants’ direction, the participants have no right to the funds other than as general creditors of the Company. Participants will be fully vested at all times in their elective deferrals.

Distributions under the plan upon separation from service will be paid in a lump sum or in up to ten annual installments, depending upon the type of separation and prior election by the participant. A participant may also elect an in-service distribution of his or her account to occur on a fixed date, subject to a minimum three-year waiting period, either in a lump sum or in up to five annual installments, subject to earlier distribution due to a separation from service. All distributions are paid in cash.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the NEOs with a monthly auto allowance of $1,000 and reimbursement of their auto fuel costs and other driving expenses. Further, we lease a fractional share of a private aircraft to allow our executive officers to efficiently and safely travel for business purposes. Particularly in light of Beacon’s large retail footprint with many locations not accessible by commercial airlines, the private aircraft provides a confidential and productive environment to conduct business. The private aircraft is not used for any personal travel.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect for fiscal years prior to 2018 limited the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers of a public company (other than the chief financial officer) who are NEOs to $1 million per year. However, compensation that was considered qualified “performance-based compensation” generally did not count toward the $1 million deduction limit.

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminated the performance-based exception. Accordingly, the Company’s grants of stock options, performance-based restricted stock units and annual cash incentive payments made for fiscal year 2018 and later years no longer qualify for this exception. Under a transition rule, outstanding stock options and performance-based restricted stock units will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017. There are no outstanding performance-based restricted stock unit awards subject to the Section 162(m) transition rule.

The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Compensation Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Compensation Committee will continue to monitor the effect of tax reform on our executive compensation program.

Incentive Compensation Recoupment Policy

In the event of (i) a financial restatement or (ii) misconduct by a NEO, an officer who is a member of our Executive Committee, or an officer who is deemed to be subject to Section 16 of the Exchange Act, the Compensation Committee will review all incentive compensation paid, awarded or granted on or after January 1, 2022 to the involved officer. The Compensation Committee (with the assistance of independent counsel in the case of misconduct) can recommend that a decision be made by the non-employee members of the Board to recoup from the officer all or a portion of the following incentive compensation:

•

Incentive Plan: The Compensation Committee can recommend that the non-employee members of the Board (i) cancel and forfeit the officer’s annual cash incentive opportunity for the then current plan year, and/or (ii) require repayment of any annual cash incentive awards previously paid for prior years within the recoupment period described below.

•

Equity: The Compensation Committee can recommend that the non-employee members of the Board (i) cancel and forfeit any outstanding equity awards, (ii) require the officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock unit awards during the recoupment period described below (or pay the cash value of such shares), and (iii) require the officer to return a number of shares received upon the exercise of any stock options during the recoupment period described below (or pay the cash value of such shares).

•

The Compensation Committee may recommend recoupment to the Board for incentive compensation that is paid, vested or awarded to the officer within 36 months preceding the date the Company determines the restatement obligation or the officer’s misconduct.

•

For incentive compensation paid, awarded or granted on or after January 1, 2017 and before January 1, 2022, the Compensation Committee may also recoup incentive compensation under our prior policy, but only in the event of a financial restatement resulting from misconduct.

A restatement means an accounting restatement prepared by the Company to correct noncompliance by the Company with any financial reporting requirement under the securities laws, including any accounting restatement to correct an error in previously issued Company financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

All NEOs and members of the Executive Committee have agreed to the terms of this policy.

In connection with the adoption of the new SEC “clawback” rule, as implemented by by Nasdaq Stock Market Rule 5608, we have added the following mandatory provisions to the incentive recoupment policy to apply to executive officers (which for these purposes are our Section 16 officers) with respect to incentive-based compensation received on or after October 2, 2023.

In the event that the Company has determined to prepare a restatement, the Company must recover, as promptly as reasonably practicable, during the recovery period described in the next sentence, from any person who served as an executive officer at any time during the performance period for that Financial Measure-Based Incentive Compensation (as defined below), the Erroneously Awarded Financial Measure-Based Incentive Compensation (as defined below) received by such person after the date such person began service as an executive officer, even if such person is no longer an executive officer or employed by the Company. The Company must reasonably promptly recover Erroneously Awarded Financial Measure-Based Compensation received by executive officers during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

“Erroneously Awarded Financial Measure-Based Incentive Compensation” means the amount of Financial Measure-Based Incentive Compensation received that exceeds the amount of Financial Measure-Based Incentive Compensation that otherwise would have been received had it been determined based on the restated financial results from a restatement, and must be computed without regard to any employee taxes paid.

“Financial Measure-Based Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Financial Reporting Measures” mean those measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and relative total shareholder return are also Financial Reporting Measures.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management, including our Chief Executive Officer, Interim Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Douglas L. Young, Chair

Richard W. Frost

Melanie M. Hart

Alan Gershenhorn

Racquel H. Mason

Robert M. McLaughlin

Executive Compensation

The following table sets forth all compensation earned during Fiscal Years 2023 and 2022, the Transition Quarter and Fiscal Year 2021, by each person who served as our Chief Executive Officer and our Chief Financial Officer during Fiscal Year 2023, and by our three other most highly compensated executive officers who were serving as executive officers at the end of Fiscal Year 2023, collectively referred to as our named executive officers or NEOs:

SUMMARY COMPENSATION TABLE
Name and principal position	Fiscal year	Salary ($)	Bonus[1] ($)	Stock awards[2] ($)	Option awards[3] ($)	Non-equity incentive plan compensation[4] ($)	All other compensation[5] ($)	Total ($)

Julian G. Francis President and Chief Executive Officer	2023	$929,808	$-	$2,743,130	$914,382	$1,537,956	$29,670	$6,154,945
	2022	858,846	-	2,459,289	819,760	1,748,359	28,870	5,915,125
	Transition Quarter	219,423	-	-	-	-	10,065	229,488

	2021	810,673	-	2,287,523	762,506	1,705,795	95,421	5,661,918

Frank A. Lonegro Former Executive Vice President and Chief Financial Officer	2023	$590,962	$-	$825,045	$275,016	$-	$33,525	$1,724,547
	2022	574,885	-	1,294,098	265,006	829,400	328,495	3,291,884
	Transition Quarter	151,038	-	-	-	-	73,431	224,470
	2021	557,827	-	757,498	252,498	825,792	29,078	2,422,693

Jonathan S. Bennett Executive Vice President and Chief Commercial Officer	2023	$580,962	$187,500	$506,220	$168,762	$515,177	$26,594	$1,985,215
	2022	567,308	187,500	903,911	162,490	594,225	25,034	2,440,468
	Transition Quarter	150,769	-	-	-	-	4,911	155,680
	2021	170,154		1,200,025		201,031	3,692	1,574,903

Jason L. Taylor President, West Division	2023	$466,923	$-	$468,780	$156,241	$628,233	$25,002	$1,745,178
	2022	432,885	-	874,102	125,006	579,891	29,763	2,041,646
	Transition Quarter	107,692	-	-	-	-	93,432	201,125
	2021	395,385	25,000	224,985	75,006	432,000	259,034	1,411,409

C. Munroe Best III President, South Division	2023	$490,962	$-	$468,780	$156,241	$395,975	$26,466	$1,538,423
	2022	474,975	-	874,102	125,006	625,500	27,754	2,127,337
	Transition Quarter	124,206	-	-	-	-	7,925	132,130
	2021	457,460	-	337,477	112,493	498,243	24,400	1,430,073

1.

For Fiscal Years 2023 and 2022, for Mr. Bennett, these amounts constitute a new hire cash award paid in two equal installments 12 months and 24 months after his hire date. For Fiscal Year 2021, for Mr. Taylor, amount constitutes a retention award.

2.

These amounts represent the estimated grant date fair value of time-based and performance-based restricted stock unit awards, in each case computed in accordance with FASB ASC Topic 718. In the case of the performance-based restricted stock units, this value is based on the probable outcome of the performance conditions as of the grant date for the annual performance-based awards. Market conditions are incorporated into the grant date fair value of the management awards with market conditions (the A25 Performance Stock Unit Awards, which were issued to the NEOs in 2022 only) using a Monte Carlo valuation model. The performance-based awards are recognized by the Company as share-based compensation expense over a three-year period. Compensation expense for management awards with market conditions is recognized over the service period. Assuming the annual performance-based restricted stock units vest at the maximum level, which is 200% of the target, the grant date values of Fiscal Year 2023 performance-based restricted stock units plus the grant date values of Fiscal Year 2023 time-based restricted stock units would be as follows: Mr. Francis — $4,571,905; Mr. Lonegro — $1,375,075; Mr. Bennett — $843,700; Mr. Taylor — $781,300; and Mr. Best — $781,300. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2023.

3.

These amounts represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2023.

4.	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.

5.	For Fiscal Year 2023, these figures include the following:

Name and principal position	401(k) Plan Contribution Matching ($)	Executive Life Insurance Payments ($)	Auto-Related Compensation(a) ($)	Relocation Expense(b) ($)	Total ($)
Julian G. Francis	$9,900	$7,161	$12,608	$-	$29,670

Frank A. Lonegro	$9,900	$4,983	$12,000	$6,642	$33,525

Jonathan S. Bennett	$9,900	$4,694	$12,000	$-	$26,594

Jason L. Taylor	$9,900	$3,102	$12,000	$-	$25,002

C. Munroe Best III	$9,900	$3,276	$13,290	$-	$26,466

(a)	Includes auto allowance, auto fuel cost reimbursement and other driving expenses. (b) Includes a tax gross-up for Mr. Lonegro of $2,996.

(b)	Includes a tax gross-up for Mr. Lonegro of $2,996.

The following table sets forth the individual grants of plan-based awards to the NEOs during Fiscal Year 2023:

FISCAL YEAR 2023 GRANTS OF PLAN-BASED AWARDS
		Estimated future payouts under non-equity incentive plan awards[1]			Estimated future payouts under equity incentive plan awards[2]			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	units[3] (#)	options[4] (#)	awards ($/share)	awards[5] ($)
Julian G. Francis		$371,450	$1,092,500	$2,185,000
	3/1/2023								28,700	$65.00	$914,382
	3/1/2023				5,627	28,135	56,270				$1,828,775
	3/1/2023							14,067			$914,355
Frank A. Lonegro[6]		$161,840	$476,000	$952,000
	3/1/2023								8,632	$65.00	$275,016
	3/1/2023				1,692	8,462	16,924				$550,030
	3/1/2023							4,231			$275,015
Jonathan S. Bennett		$119,340	$351,000	$702,000
	3/1/2023								5,297	$65.00	$168,762
	3/1/2023				1,038	5,192	10,384				$337,480
	3/1/2023							2,596			$168,740
Jason L. Taylor		$121,125	$356,250	$712,500
	3/1/2023								4,904	$65.00	$156,241
	3/1/2023				962	4,808	9,616				$312,520
	3/1/2023							2,404			$156,260
C. Munroe Best III		$126,225	$371,250	$742,500
	3/1/2023								4,904	$65.00	$156,241
	3/1/2023				962	4,808	9,616				$312,520
	3/1/2023							2,404			$156,260

1.

These non-equity incentive plan awards were based on AEBITDA (with Messrs. Francis, Lonegro and Bennett’s incentives based on a Company-wide target and Messrs. Taylor and Best’s incentives based on their respective division targets), Operating Working Capital, and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”

2.

The restricted stock units vest and convert into common shares, subject to the Company achieving certain Adjusted EBITDA margin percentages and average organic net sales growth targets, each weighted at 50%, for the fiscal years 2023, 2024 and 2025, and the units can vest at a percentage equal to 0% to 200% of the target. See Compensation Discussion and Analysis under the heading “Long-Term Equity Incentive Compensation.”

3.

These time-based restricted stock units will vest and convert into common shares upon the third anniversary of the grant date. See Compensation Discussion and Analysis under the heading “Long-Term Equity Incentive Compensation.”

4.

These stock options vest (become exercisable) in three annual installments on the first, second and third anniversaries of the grant date, and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Long-Term Equity Incentive Compensation.”

5.

These amounts represent the grant date fair value of stock options and restricted stock units awarded to the NEOs in Fiscal Year 2023, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2023.

6.	All awards listed in this table for Mr. Lonegro were forfeited upon his resignation on February 2, 2024.

The following table sets forth the details of all of the outstanding equity awards of the NEOs as of December 31, 2023:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards[1]				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[3] (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Julian G. Francis	8/22/2019	62,984		$31.16	8/22/2029
	11/12/2019	54,545		$33.47	11/12/2029
	11/12/2020	49,610		$35.78	11/12/2030
	3/10/2022	10,315	20,631	$58.98	3/10/2032
	3/10/2022								27,798		2,418,982
	3/10/2022					13,899		1,209,491
	3/1/2023		28,700	$65.00	3/1/2033
	3/1/2023								28,135		2,448,308
	3/1/2023					14,067		1,224,110
Frank A. Lonegro	4/20/2020	17,832		$17.51	4/20/2030
	4/20/2020	24,964		$17.51	4/20/2030
	11/12/2020	16,428		$35.78	11/12/2030
	3/10/2022	3,335	6,669	$58.98	3/10/2032
	3/10/2022								8,986		781,962
	3/10/2022								8,377	[5]	728,967
	3/10/2022					1,397	[4]	121,567
	3/10/2022					4,493		390,981
	3/1/2023		8,632	$65.00	3/1/2033
	3/1/2023								8,462		736,363
	3/1/2023					4,231		368,182
Jonathan S. Bennett	6/1/2021					4,058		353,127
	6/1/2021					8,696		756,726
	3/10/2022	2,045	4,089	$58.98	3/10/2032
	3/10/2022								5,510		479,480
	3/10/2022								6,990	[5]	608,270
	3/10/2022					1,165	[4]	101,378
	3/10/2022					2,755		239,740
	3/1/2023		5,297	$65.00	3/1/2033
	3/1/2023								5,192		451,808
	3/1/2023					2,596		225,904

		Option Awards[1]				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[3] (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Jason L. Taylor	11/21/2014	2,500		$28.64	11/21/2024
	11/20/2015	3,595		$37.89	11/20/2025
	11/18/2016	3,519		$47.40	11/18/2026
	11/16/2017	2,522		$55.17	11/16/2027
	11/13/2018	3,429		$27.26	11/13/2028
	11/12/2019	3,636		$33.47	11/12/2029
	11/12/2020	4,880		$35.78	11/12/2030
	3/10/2022	1,573	3,146	$58.98	3/10/2032
	3/10/2022								4,239		368,878
	3/10/2022								8,377	[5]	728,967
	3/10/2022					1,397	[4]	121,567
	3/10/2022					2,119		184,395
	3/1/2023		4,904	$65.00	3/1/2033
	3/1/2023								4,808		418,392
	3/1/2023					2,404		209,196
C. Munroe Best III	11/20/2015	5,637		$37.89	11/20/2025
	11/18/2016	7,037		$47.40	11/18/2026
	11/16/2017	7,093		$55.17	11/16/2027
	11/13/2018	12,857		$27.26	11/13/2028
	11/12/2019	8,977		$33.47	11/12/2029
	11/12/2020	7,319		$35.78	11/12/2030
	3/10/2022	1,573	3,146	$58.98	3/10/2032
	3/10/2022								4,239		368,878
	3/10/2022								8,377	[5]	728,967
	3/10/2022					1,397	[4]	121,567
	3/10/2022					2,119		184,395
	3/1/2023		4,904	$65.00	3/1/2033
	3/1/2023								4,808		418,392
	3/1/2023					2,404		209,196

1.	All stock options granted under our stock plan vest in three annual installments on the first, second and third anniversary of the grant date.

2.

These time-based restricted stock units vest and convert into common shares upon the third anniversary of the grant date, unless otherwise noted. The total market value is based on the price of our common stock of $87.02 per share at the end of Fiscal Year 2023.

3.

These performance-based restricted stock units vest on the third anniversary of the grant date, subject to the Company meeting defined performance metrics, unless otherwise noted. The total market value is based on the price of our common stock of $87.02 per share at the end of Fiscal Year 2023 and vesting at target.

4.

These performance-based restricted stock units were earned on the attainment of stock price targets during Fiscal Year 2023, and thereafter such units are subject only to time-based vesting. Accordingly, these restricted stock units are shown with other time-based restricted stock units and convert on March 31, 2026.

5.

These performance-based restricted stock units vest on the attainment of stock price targets, with 50% of vested units converting into common shares immediately and the remainder converting on March 31, 2026. The total market value is based on the price of our common stock of $87.02 per share at the end of Fiscal Year 2023.

The following table sets forth certain information regarding stock option awards exercised and restricted stock unit awards vested by the NEOs during Fiscal Year 2023:

OPTIONS EXERCISED AND STOCK VESTED
	Option Award		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise[1] ($)	Number of shares acquired on vesting (#)	Value realized on vesting[2] ($)
Julian G. Francis	—	—	102,293	7,763,016
Frank A. Lonegro	—	—	56,686	3,986,242
Jonathan S. Bennett	—	—	5,223	360,204
C. Munroe Best III	9,692	378,173	16,488	1,262,638
Jason L. Taylor	2,152	90,384	11,457	880,835

1.	Calculated by multiplying the difference between the market price and exercise price on the date(s) of exercise by the number of common shares acquired.

2.	Calculated by multiplying the market price on the vesting date(s) by the number of underlying common shares.

Deferred Compensation Plan

The following table presents information as of December 31, 2023 regarding our NEOs participation in the Beacon Roofing Supply, Inc. Deferred Compensation Plan.

DEFERRED COMPENSATION PLAN
Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Julian G. Francis	—	—	—	—	—
Frank A. Lonegro	—	—	—	—	—
Jonathan S. Bennett	17,100	—	1,393	—	18,493
Jason L. Taylor	—	—	—	—	—
C. Munroe Best III	—	—	—	—	—

1.	All amounts in this column have been reported as compensation in the 2023 Summary Compensation Table.

2.	No amounts in this column have been reported as compensation in the 2023 Summary Compensation Table.

For a description of the material features of the plan, see Compensation Discussion and Analysis under the heading “Deferred Compensation Plan”.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option award agreements with our NEOs, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control (subject to the conditions discussed below).

Generally pursuant to our restricted stock unit award agreements with our NEOs, restricted stock units will vest upon death, disability, or, subject to the conditions discussed below, a change of control, provided that only those A25 Performance Stock

Units then earned shall vest. In the case of retirement, restricted stock units will vest (in the case of performance-based units, at the end of the performance period based on actual performance, or upon death, if earlier, at the target level, and in the case of A25 Performance Stock Units, only those then earned).

All unvested employee equity awards contain a “double trigger” change in control mechanism to the extent such employee equity award is continued or assumed after a change in control. If an award is not continued or assumed by a public company in an equitable manner, it shall become vested immediately prior to a change in control (in the case of a restricted stock unit award with performance conditions at the then-calculable payout percentage for any completed annual performance periods and at 100% for any annual performance periods not yet calculable, and in the case of a restricted stock unit award with market performance conditions (the A25 Performance Stock Units) at 100% of the award then earned but not then vested). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination (without cause or for good reason) within one-year following the change in control, in which event the award shall become vested immediately (in the case of a restricted stock unit award with performance conditions at the then-calculable payout percentage for any completed annual performance periods and at 100% for any annual performance periods not yet calculable, and in the case of a restricted stock unit award with market performance conditions at 100% of the award then earned but not then vested). None of the equity award agreements contain any excise tax gross-up entitlements.

For purposes of the equity award agreements, a “change in control” occurs when: (a) any individual or entity becomes the beneficial owner of securities of the Company representing 50.1% or more of the combined voting power of the Company; (b) the Company consummates a merger, consolidation or other similar transaction unless, following such transaction, more than 50% of the combined voting power of the surviving entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such transaction, in substantially the same proportions; (c) the Company sells all or substantially all of its business and/or assets unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such sale, in substantially the same proportions; or (d) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board (and any new directors, whose appointment by the Board or nomination for election was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the period or whose appointment or nomination was so approved, other than those elected as a result of an actual or threatened proxy contest) cease for any reason to constitute a majority of the Board. “Cause” and “good reason” have definitions substantially similar to those included in the Severance Agreements discussed below.

Severance Agreements

We have entered into Executive Severance and Restrictive Covenant Agreements (the “Severance Agreements”) with each of our NEOs to aid in recruiting and retaining our executive officers. Pursuant to such Severance Agreements, in the event the Company terminates a NEO without cause, or a NEO terminates for good reason, the Company shall provide the NEO with the following payments and benefits:

•	18 months of annual base salary (24 months in the case of the Chief Executive Officer), paid in equal periodic installments on the Company’s regular payroll dates;

•	150% (200% in the case of the Chief Executive Officer) of the NEO’s target annual cash incentive, paid in equal periodic installments over the salary continuation period;

•	the annual cash incentive with respect to any fiscal year completed prior to the termination date but not yet paid, paid in a lump sum on the date such cash incentive is paid to other employees;

•

to the extent the NEO elects health benefit continuation under COBRA, continued participation in Beacon’s health plan at active employee rates for 12 months (18 months in the case of the Chief Executive Officer); and

•

continued vesting in all unvested equity awards that are scheduled to vest in the 12-month period following the termination date, provided that only then earned A25 Performance Stock Units would be subject to continued vesting.

For purposes of the Severance Agreement, “cause” means: (i) gross negligence or willful misconduct in the performance of duties, (ii) refusal to perform duties as reasonably and lawfully directed (subject to notice and cure period), (iii) any act of fraud or embezzlement, wrongful taking for personal use, or self-dealing, (iv) conviction for (or plea of guilty or nolo contendere to) any felony or lesser crime involving moral turpitude that reasonably would be expected to materially damage the Company financially or reputationally, (v) material failure to comply with any material written policy (subject to notice and cure period), (vi) use of any illegal drug or abuse or misuse of alcohol and/or prescription drugs which materially adversely affects performance, or (vii) dissemination of confidential information or breach of restrictive covenants (excluding any unintentional and de minimis violations that are promptly cured). “Good reason” means, without the named executive officer’s consent, (i) a material reduction in authority, duties, or responsibilities, (ii) a greater than ten percent (10%) reduction in base salary (on an annualized basis), other than as part of an across-the-board reduction affecting similarly situated Beacon executives of not greater than twenty percent (20%) on an annualized basis and not in excess of 12 months, (iii) a relocation of primary work location more than 50 miles (and not closer to the then primary residence), or (iv) a material breach by the Company of any employment agreement (subject to notice and cure period, and resignation after cure period). If a NEO is terminated with cause or resigns without good reason, the NEO is not entitled to any severance.

A NEO’s receipt of the above payments and benefits is conditioned upon the execution and delivery, not subsequently revoked, of a waiver and release of claims.

The Severance Agreements contain non-competition provisions continuing through a restriction period. The restriction period is 12 months in the case of termination by the Company for cause or by the NEO without good reason. The restriction period is 24 months (36 months in the case of the Chief Executive Officer) in the case of a termination by the Company without cause or by the NEO for good reason. In the case of a 12-month restriction period (termination for cause or voluntary resignation without good reason), the non-competition provisions shall apply broadly with respect to industry participants. In the case of a 24-month or 36-month restriction period (termination without cause or for good reason), the non-competition provisions shall apply with respect to a list of industry participants identified in, or pursuant to, the Severance Agreement. During the applicable restriction period, the NEO will be subject to covenants with respect to non-solicitation, non-disparagement, and non-endorsement of competing products. The NEOs are also subject to a perpetual confidentiality covenant.

The following table quantifies the amounts that would be payable to the named executive officers (1) upon termination of their employment by the Company without cause or by them for good reason under the terms of our Severance Agreements and (2) upon death, disability or retirement, or, if applicable, upon a change in control or qualifying termination following a change in control under the terms of our equity award agreements. The amounts shown assume that the triggering events occurred on the last day of Fiscal Year 2023.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Name	Benefit	Involuntary termination without cause or voluntary termination for good reason	Death, disability or retirement	Change in control[1]
Julian G. Francis	Base salary continuation	$1,900,000	$-	$-
	Annual cash incentive	2,185,000	-	-
	Value of unvested stock options[2]	499,926	1,210,467	1,210,467
	Value of unvested RSUs[3]	-	7,300,891	7,300,891
	Health benefit[4]	25,851	-	-

	Total estimated value	$4,610,777	$8,511,358	$8,511,358

Frank A. Lonegro[5]	Base salary continuation	$892,500	$-	$-
	Annual cash incentive	714,000	-	-
	Value of unvested stock options[2]	156,837	377,075	377,075
	Value of unvested RSUs[3]	-	2,399,054	2,399,054
	Health benefit[4]	17,234	-	-

	Total estimated value	$1,780,571	$2,776,129	$2,776,129

Jonathan S. Bennett	Base salary continuation	$877,500	$-	$-
	Annual cash incentive	526,500	-	-
	Value of unvested stock options[2]	96,201	231,296	231,296
	Value of unvested RSUs[3]	1,109,853	2,608,163	2,608,163
	Health benefit[4]	16,737	-	-

	Total estimated value	$2,626,791	$2,839,459	$2,839,459

Jason L. Taylor	Base salary continuation	$712,500	$-	$-
	Annual cash incentive	534,375	-	-
	Value of unvested stock options[2]	80,110	196,200	196,200
	Value of unvested RSUs[3]	-	1,302,428	1,302,428
	Health benefit[4]	17,234	-	-

	Total estimated value	$1,344,219	$1,498,628	$1,498,628

C. Munroe Best III	Base salary continuation	$742,500	$-	$-
	Annual cash incentive	556,875	-	-
	Value of unvested stock options[2]	80,110	196,200	196,200
	Value of unvested RSUs[3]	-	1,302,428	1,302,428
	Health benefit[4]	17,234	-	-

	Total estimated value	$1,396,719	$1,498,628	$1,498,628

1.

Equity awards are subject to a “double trigger.” Amounts presented assume such awards were not continued or assumed by a public company in an equitable manner (with or without a termination), or were so continued or assumed followed by a qualifying termination (without cause or for good reason) within one year following the change in control. Only the values of those portions of the A25 Performance Stock Units that met market price conditions in the year ended December 31, 2023 are reflected in this column. Values of performance-based restricted stock units assume vesting at 100% of target. In the event of a qualifying termination in connection with a change in control, base salary continuation, annual cash incentives and health benefits will also be paid under the Severance Agreement, consistent with the column titled “Involuntary termination without cause or voluntary termination for good reason” of this table.

2.

Based on a Company stock price of $87.02 as of December 31, 2023, and the difference between such stock price and the exercise price of unvested options. Pursuant to the terms of the Severance Agreements, stock option awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of December 31, 2023, and the amounts shown assume a stock price of $87.02 on each future vesting date.

3.

Based on a Company stock price of $87.02 as of December 31, 2023. Pursuant to the terms of the Severance Agreements, restricted stock unit awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of December 31, 2023, and the amounts shown assume a stock price of $87.02 on each future vesting date. In addition, in the case of retirement, performance-based restricted stock units will vest at the end of the performance period based on actual performance, or upon death, if earlier, at the target level. Accordingly, values of performance-based restricted stock units at retirement cannot be determined as of December 31, 2023, and the amounts shown assume vesting at target and a stock price of $87.02 on the vesting date. Only the values of those portions of the A25 Performance Stock Units that met market price conditions in the year ended December 31, 2023 are reflected in this row, under the column headings for “Death, disability and retirement” and “Change in control.” No other amounts are reflected in this row for the A25 Performance Stock Units, either because (i) the market price conditions were not met as of December 31, 2023 or (ii) the vesting of A25 Performance Stock Units for which the market price conditions were met would not occur within 12 months following a termination without cause or for good reason on December 31, 2023.

4.

Amounts in this row consist of projected premiums for health benefit coverage, reduced by the amount of projected employee premiums, during the coverage continuation period for each named executive officer.

5.	Mr. Lonegro’s termination of employment on February 2, 2024, was a voluntary resignation without good reason, and accordingly none of the benefits set forth in the table were paid.

Compensation Committee Interlocks and Insider Participation

During Fiscal Year 2023, Neil Novich, Alan Gershenhorn, Melanie Hart, Racquel Mason, Douglas Young, Robert McLaughlin and Richard Frost served on the Compensation Committee. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

COMPENSATION OF DIRECTORS

Our non-employee director compensation program is composed of the following:

Board Membership	Board Leadership Positions	Committee Membership

Member of the Board: The annual retainer consists of:

• $90,000 cash; and

• an annual stock award valued at approximately $130,000 that fully vests on the first anniversary of the grant date but does not settle until the date of the director’s termination of service on the Board, except that directors holding common stock and outstanding vested equity awards with a total fair value that is greater than or equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting.

Chair of the Board: Annual cash retainer of $100,000 per year.

Lead Independent Director: Annual cash retainer of $30,000 per year.

Chair of the Audit Committee: Annual cash retainer of $25,000 per year.

Chair of the Compensation Committee: Annual cash retainer of $20,000 per year.

Chair of the N&G Committee: Annual cash retainer of $17,500 per year.

Member of the Audit Committee: Annual cash compensation of $10,000 per year.

Member of the Compensation Committee: Annual cash compensation of $10,000 per year.

Member of the N&G Committee: Annual cash compensation of $7,500 per year.

The retainer amounts set forth above were effective May 17, 2023 and were set by the Compensation Committee after a review with its consultant, FW Cook, of current market practices for similarly situated companies.

We also reimburse members of our Board for any out-of-pocket expenses they incur in connection with services provided as directors. Directors who are employees of the Company do not receive compensation for their services as directors. Employee compensation for Mr. Francis is set forth in the Summary Compensation Table above.

The following table summarizes the compensation earned by our non-employee directors who served during Fiscal Year 2023:

FISCAL YEAR 2023 DIRECTOR COMPENSATION
Name	Fees earned or paid in cash[1] ($)	Stock awards[2] ($)	Total ($)

Carl T. Berquist[3]	$20,556	$—	$20,556

Barbara G. Fast	107,500	129,975	237,475

Richard W. Frost	107,500	129,975	237,475

Alan Gershenhorn	124,052[4]	129,975	254,027

Melanie M. Hart	100,489	129,975	230,464

Philip W. Knisely[5]	148,333	129,975	278,308

Racquel H. Mason[6]	77,947	152,450	230,397

Robert M. McLaughlin	138,750	129,975	268,725

Earl Newsome, Jr.	107,500	129,975	237,475

Neil S. Novich	112,028	129,975	242,003

Stuart A. Randle[7]	166,374	129,975	296,349

Nathan K. Sleeper[8]	52,500	129,975	182,475

Douglas L. Young	117,269	129,975	247,244

1.

These amounts reflect the directors’ annual retainer, additional retainers for service as the Chair, Lead Independent Director, Chairs of committees or service on committees, as applicable and described in more detail above, as well as fees for certain special committee assignments and meetings.

2.

These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 7 of our audited financial statements included in our Annual Report on Form 10-K for Fiscal Year 2023.

3.	Mr. Berquist served on the Board until his resignation, effective March 15, 2023.
4.	Mr. Gershenhorn elected to defer $93,472 in accordance with the Company’s Deferred Compensation Plan.
5.	Mr. Knisely served as non-executive Chair of the Board until he stepped down, effective July 31, 2023. He resigned from the Board effective January 23, 2024.
6.	Ms. Mason was appointed to the Board effective March 16, 2023.
7.	Mr. Randle was named Chair of the Board effective August 1, 2023.
8.	Mr. Sleeper served on the Board until his resignation, effective July 31, 2023.

As of December 31, 2023, stock awards outstanding for each director then serving included the following:

Name	Stock awards outstanding (#)

Barbara G. Fast	15,442

Richard W. Frost	31,116

Alan Gershenhorn	18,150

Melanie M. Hart	3,095

Philip W. Knisely	21,883

Racquel H. Mason[1]	2,408

Robert M. McLaughlin	7,821

Earl Newsome, Jr.	6,804

Neil S. Novich	22,424

Stuart A. Randle	18,542

Douglas L. Young	25,712

1.	Ms. Mason was appointed to the Board effective March 16, 2023.

No non-employee director had outstanding stock options at December 31, 2023.

Our non-employee directors are subject to stock ownership guidelines that require directors to hold common stock and outstanding vested equity awards (consisting of restricted stock units not subject to forfeiture which settle upon retirement) with a total fair value greater than or equal to five times the annual cash retainer. As of March 18, 2024, our directors held the following multiples of the annual retainer (rounded to the nearest decimal):

Multiple of Annual Retainer
Name	Current Ownership[1]	Guideline
Barbara G. Fast	13.1x	5x
Richard W. Frost	64.9x	5x
Alan Gershenhorn	20.7x	5x
Melanie M. Hart	1.0x	5x
Racquel H. Mason	0.0x	5x
Robert M. McLaughlin	29.2x	5x
Earl Newsome, Jr.	4.7x	5x
Neil S. Novich	45.1x	5x
Stuart A. Randle	47.0x	5x
Douglas L. Young	37.5x	5x

1.	Ms. Hart joined the Board in October 2022, Ms. Mason joined the Board in March 2023 and Mr. Newsome joined the Board in March 2021.

Once a director has obtained the required ownership level, such director may elect for his or her restricted stock units to vest and settle simultaneously on the one year anniversary of the date of grant.

In addition, pursuant to the Company’s Insider Trading Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging transactions or similar arrangements with respect to Company securities, including forward sale or purchase contracts, equity swaps or collars, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

OTHER COMPENSATION INFORMATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the ratio of the annual total compensation of Mr. Francis, our Chief Executive Officer, to the median employee’s annual total compensation. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Identification of Median Employee

For purposes of identifying the median employee, we considered all 7,797 U.S. employees, excluding the Chief Executive Officer, at December 31, 2023. In 2022, we used October 31 as the date to determine the median employee to simplify the determination due to the addition of employees as the result of an acquisition during the fourth quarter of Fiscal Year 2022; this year we have determined to use our fiscal year end consistent with past practice. We selected gross earnings (which we define as all earnings before pre-tax payroll deductions) as it represents a broad and comprehensive measure of all compensation delivered to our U.S. employees and is readily available. In addition, we measured compensation for purposes of determining the median employee using the twelve-month period ending December 31, 2023. Relying on the de minimis exemption under the rules, we excluded all non-U.S. employees (all located in Canada) who in the aggregate comprised less than 5% of our total employees. As of December 31, 2023, the total number of U.S. employees was 7,798 (including Mr. Francis) and our total number of non-U.S. employees was 230.

Ratio

Mr. Francis’s annual total compensation, as reported in the 2023 Summary Compensation Table, was $6,154,945. The median employee’s Fiscal Year 2023 annual total compensation that would be reportable in the Summary Compensation Table was $69,108. Based on this information, the ratio of the annual total compensation of Mr. Francis to the annual total compensation of our median employee is 89 to 1.

Pay-Versus-Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following disclosure about the relationships between executive compensation actually paid (as defined by SEC rules) and our financial performance.
In determining the compensation actually paid to our NEOs, as required pursuant to SEC rules, we are required to make various adjustments to the amounts provided in the “Summary Compensation Table” provided elsewhere in this Proxy Statement (as described in further detail in the footnotes to the table below). The “Summary Compensation Table” and the compensation actually paid amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable years, but rather are amounts determined in accordance with Item 402(v) of Regulation
S-K.
For information regarding the decisions made by the Compensation Committee with respect to compensation, please see the “Compensation Discussion & Analysis” provided elsewhere in this Proxy Statement.
In accordance with the SEC’s rules, the following table sets forth the required disclosure for our principal executive officer, the Chief Executive Officer, and our average NEOs (excluding the Chief Executive Officer) for Fiscal Year 2023, Fiscal Year 2022, the Transition Quarter, Fiscal Year 2021 and the fiscal year ended September 30, 2020.

PAY-VERSUS-PERFORMANCE TABLE

					Value of Initial Fixed $100 Investment Based on:
Reporting Period	Summary compensation table total for CEO ($) (1)	Compensation actually paid to CEO ($) (2)	Average summary compensation table total for non-CEO NEOs ($) (3)	Average compensation actually paid to non-CEO NEOs ($) (4)	BECN total shareholder return ($) (5)	Peer group total shareholder return ($) (6)	Net income (loss) (in millions) ($) (7)	Adjusted EBITDA (in millions) ($) (8)

2023	$6,154,945	$11,813,848	$1,748,341	$3,366,498	$260	$284	$435.0	$929.6

2022	5,915,125	5,504,539	2,501,612	2,305,524	157	189	458.4	910.0

Transition Quarter	229,488	2,946,598	171,050	610,666	171	198	68.0	174.1

2021	5,661,918	11,751,193	1,709,769	2,710,082	142	170	(45.5)	654.7

2020	4,105,918	3,772,478	1,327,055	1,380,260	93	124	(80.9)	398.6

(1)	Reflects compensation amounts reported in the “Summary Compensation Table” for our Chief Executive Officer, Mr. Francis.

(2)
Compensation actually paid (as defined by SEC rules) to our Chief Executive Officer for each period presented reflects the amount set forth in column (1), adjusted as set forth below in the Reconciliation of Compensation Actually Paid Table. Fair value or change in fair value, as applicable, of equity awards included in the compensation actually paid to our Chief Executive Officer are estimated using assumptions and methodologies substantially consistent with those used at grant determined by reference to: (i) for stock options, a Black-Scholes value as of the relevant measurement date; (ii) for outstanding time-based restricted stock units, the closing price on the applicable year-end
dates or, in the case of vesting dates, the actual vesting price; and (iii) for performance-based restricted stock units, the same valuation methodology as time-based restricted stock units discussed above except that year-end
values are multiplied by the probable outcome of the performance conditions as of each such date. The probable outcome of performance conditions for performance-based restricted stock units outstanding at the beginning of the year were lower at either the actual vesting date or end of the year when compared to the beginning of the year. The probable outcome of performance conditions for performance-based restricted stock units granted during the year were higher at year-end
when compared to the grant date. The probable outcome of performance conditions for performance-based restricted stock units outstanding at the end of the year were above target. These determinations are consistent with the principles in ASC 718 and described further in our Annual Report on Form
10-K.

(3)	Reflects the average compensation amounts reported in the “Summary Compensation Table” for our NEOs (excluding the Chief Executive Officer), which included the following executive officers:
•	2023: Frank A. Lonegro, Jonathan S. Bennett, Jason L. Taylor and C. Munroe Best III
•	2022: Frank A. Lonegro, Jonathan S. Bennett, Sean M. McDevitt and C. Munroe Best III

•	Transition Quarter: Frank A. Lonegro, Jonathan S. Bennett, Sean M. McDevitt and C. Munroe Best III
•	2021: Frank A. Lonegro, Jonathan S. Bennett, C. Munroe Best III and Jason L. Taylor
•	2020: Frank A. Lonegro, C. Eric Swank, Christopher A. Harrison, Ross D. Cooper and Joseph M. Nowicki

(4)
Average compensation actually paid (as defined by SEC rules) to our NEOs (except the Chief Executive Officer) for each period presented reflects the amount set forth in column (3), adjusted as set forth below in the Reconciliation of Compensation Actually Paid Table. Fair value or change in fair value, as applicable, of equity awards included in the average compensation actually paid to our NEOs (except the Chief Executive Officer) are estimated using assumptions and methodologies substantially consistent with those used at grant determined by reference to: (i) for stock options, a Black-Scholes value as of the applicable measurement date; (ii) for outstanding time-based restricted stock units (including earned A25 Performance Stock Units), the closing price on the applicable year-end
dates or, in the case of vesting dates, the actual vesting price; (iii) for performance-based restricted stock units, the same valuation methodology as time-based restricted stock units discussed above except that year-end
values are multiplied by the probable outcome of the performance conditions as of each such date (the changes in probable outcome of performance conditions for performance-based restricted stock units are described above in note 2) and (iv) for unearned A25 Performance Stock Units, a value derived from a Monte Carlo valuation model as of the applicable year-end
date. These determinations are consistent with the principles in ASC 718 and described
further in our Annual Report on Form
10-K.

(5)
Reflects the total shareholder return (“
TSR
”) of a $100 investment in the Company from the beginning of fiscal year 2020 (October 1, 2019) through each of Fiscal Year 2023, Fiscal Year 2022, the Transition Quarter, Fiscal Year 2021 and the fiscal year ended September 30, 2020. TSR includes share price appreciation and assumes dividend reinvestment.

(6)
Reflects the TSR of a $100 investment in the S&P 1500 Trading Companies & Distributors Index (the same index as reported in the Company’s Form
10-K
filed with the SEC on February 28, 2024) from the beginning of fiscal year 2020 through each of Fiscal Year 2023, Fiscal Year 2022, the Transition Quarter. Fiscal Year 2021 and the fiscal year ended September 30, 2020. TSR includes share price appreciation and assumes dividend reinvestment.

(7)
Reflects “Net income (loss)” in the Company’s Consolidated Statements of Operations for the Fiscal Year 2023. Fiscal Year 2022, the Transition Quarter, Fiscal Year 2021 and the fiscal year ended September 30, 2020. On February 10, 2021, the Company completed the sale of its interior products and insulation business (“
Interior Products
”), which is reflected as discontinued operations for the Transition Quarter, Fiscal Year 2021 and the fiscal year ended September 30, 2020. The sale of Interior Products resulted in a loss on sale in the Fiscal Year 2021 of $360.6 million.
As a supplemental measure, net income (loss)

from continuing operations for the Transition Quarter, Fiscal Year 2021 and the fiscal year ended September 30, 2020 was $68.1 million, $
221.2
million and $(81.3) million, respectively. The Company uses net income (loss) from continuing operations as the most directly comparable GAAP financial measure in calculating Adjusted EBITDA.

(8)
The Company-selected measure is Adjusted EBITDA, which is a
non-GAAP
financial measure. We define Adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (including acquisition costs, restructuring costs and
COVID-19
impacts). Adjusted EBITDA is further adjusted by the Company, for each division, where necessary, and to exclude the financial results of acquisitions not completed at the time budgets are established, to create the measure AEBITDA used to directly compute annual cash incentive compensation.

Reconciliation of Compensation Actually Paid Table
The following table details the applicable adjustments that were made to determine compensation actually paid (all amounts are averages for the NEOs other than the Chief Executive Officer):

Reporting Period	Reported Summary Compensation Table Total ($)	Deduct: Reported value of equity awards ($) (a)	Add: Equity award adjustments ($) (b)	Deduct: Reported change in the actuarial present value of pension benefits ($) (c)	Add: Pension benefit adjustments ($) (c)	Compensation actually paid ($)
Chief Executive Officer
2023	$6,154,945	$(3,657,512)	$9,316,415	$—	$—	$11,813,848
2022	5,915,125	(3,279,049)	2,868,463	—	—	5,504,539
Transition Quarter	229,488	—	2,717,110	—	—	2,946,598
2021	5,661,918	(3,050,029)	9,139,304	—	—	11,751,193
2020	4,105,918	(2,400,012)	2,066,572	—	—	3,772,478
Named Executive Officers (except the Chief Executive Officer)
2023	$1,748,341	$(756,271)	$2,374,428	$—	$—	$3,366,498
2022	2,501,612	(1,091,516)	895,427	—	—	2,305,524
Transition Quarter	171,050	—	439,617	—	—	610,666
2021	1,709,769	(739,996)	1,740,308	—	—	2,710,082
2020	1,327,055	(666,006)	719,211	—	—	1,380,260

(a)
The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock awards” and “Option awards” columns of the Summary Compensation Table for each applicable period.

(b)
The equity award adjustments for each applicable period include the addition (or subtraction, as applicable) of the following (all amounts are averages for the NEOs other than the Chief Executive Officer):

Reporting Period	Fair value as of period-end of outstanding and unvested equity awards granted in the period ($)	Change in fair value as of period-end (from the end of the prior period) of outstanding and unvested equity awards granted in prior periods ($)	Fair value as of vesting date of equity awards granted and vested in the period ($)	Change in fair value as of the vesting date (from the end of the prior period) of equity awards granted in prior periods that vested in the period ($)	Fair value at the end of the prior period of equity awards that failed to meet vesting conditions in the period ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in total compensation ($)	Total equity award adjustments ($)
Chief Executive Officer
2023	$5,121,987	$1,610,820	$—	$2,583,608	$—	$—	$9,316,415
2022	3,233,102	(533,923)	—	169,284	—	—	2,868,463
Transition Quarter	—	2,227,967	—	489,143	—	—	2,717,110
2021	6,141,707	2,635,531	—	362,066	—	—	9,139,304
2020	2,222,084	(181,404)	—	25,892	—	—	2,066,572
Named Executive Officers (except the Chief Executive Officer)
2023	$1,059,084	$801,876	$—	$513,468	$—	$—	$2,374,428
2022	980,055	(126,063)	—	41,435	—	—	895,427
Transition Quarter	—	388,104	—	51,513	—	—	439,617
2021	1,135,173	407,610	—	197,525	—	—	1,740,308
2020	762,399	(26,670)	—	9,504	(26,022)	—	719,211

(c)
The Company does not have any defined benefit or actuarial pension plans. Accordingly, in the periods presented and consistent with the “Summary Compensation Table”, the Company did not have: (i) a change in the actuarial present value of the accumulated benefit under any defined benefit or actuarial pension plans or (ii) any service cost or prior service cost related to any defined benefit or actuarial pension plans.

As described in greater detail in “Compensation Discussion & Analysis”, our approach to executive compensation is designed to directly link pay to performance. Below are graphs showing the relationship of “compensation actually paid” (as defined by the SEC) and other information contained in the pay-versus-performance
table:
Relationship Between Compensation Actually Paid and Cumulative Company TSR
:

For Fiscal Year 2021, compensation actually paid was higher than other years due in most part to an increase in the estimated payout of the unvested performance-based restricted stock unit awards as a result of actual Company performance, and to a lesser degree due to the increase of the Company’s stock price and the revaluation of the unvested stock options.
Relationship Between Cumulative Company TSR and Cumulative S&P 1500 Trading Companies & Distributors Index TSR
: The following graph compares the cumulative TSR on the Company’s common stock (based on market prices) for the last four fiscal years (plus the Transition Quarter) with the cumulative TSR on the S&P 1500 Trading Companies & Distributors Index, assuming a hypothetical $100 investment in each on September 30, 2019 and the re-investment
of all dividends. The closing price of our common stock on September 30, 2019, was $33.50 and on December 31, 2023, was $87.02.

Relationship Between Compensation Actually Paid and Company Net Income:

Relationship Between Compensation Actually Paid and Company Adjusted EBITDA:

Most Important Performance Measures
For Fiscal Year 2023, the Compensation Committee identified the following as its “most important” financial performance measures for the purpose of linking executive compensation actually paid to our NEOs to the Company’s performance.

Measures

Adjusted EBITDA

AEBITDA

Operating Working Capital as a Percentage of Sales

Adjusted EBITDA Margin Percentage

Daily Average Organic Net Sales Growth

STOCK OWNERSHIP

The following table shows information regarding the beneficial ownership of our common stock for the following:

•	Each stockholder known by us to beneficially own more than 5% of our common stock;

•	Each of our directors;

•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and

•	All directors and executive officers as a group.

	Common stock beneficially owned[1]
Name and address of beneficial owners	Shares	Percent
Stockholders owning more than 5% of our common stock:
The Vanguard Group[2]	6,905,191	10.9%
100 Vanguard Boulevard
Malvern, PA 19355
FMR, LLC[3]	6,462,547	10.2%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.[4]	4,711,466	7.4%
50 Hudson Yards
New York, NY 10001
Dimensional Fund Advisors LP [5]	3,500,742	5.5%
6300 Bee Cave Road
Building One
Austin, TX 78746
T. Rowe Price Investment Management, Inc.[6]	3,423,271	5.4%
101 E. Pratt Street
Baltimore, MD 21201
Directors and named executive officers:
Julian G. Francis[7]	297,423	*
Frank A. Lonegro	55,160	*
Jonathan S. Bennett[8]	12,270	*
Jason L. Taylor[9]	41,198	*
C. Munroe Best III[10]	122,081	*
Barbara G. Fast[11]	15,442	*
Richard W. Frost[12]	63,791	*
Alan Gershenhorn[13]	23,107	*
Melanie M. Hart[14]	3,095	*
Racquel H. Mason[15]	2,408	*
Robert M. McLaughlin[16]	31,777	*
Earl Newsome, Jr.[17]	6,804	*
Neil S. Novich[18]	43,612	*
Stuart A. Randle[19]	39,281	*
Douglas L. Young[20]	40,212	*
All directors and executive officers as a group (20 persons)[21]:	861,700	1.3%

*	Less than 1%.

1.

Except as noted otherwise, information concerning beneficial ownership of shares is as of March 18, 2024, including the percentage of shares beneficially owned which is based on 63,575,857 shares of common stock outstanding as of March 18, 2024. Amounts include the number of shares beneficially owned as of that date, as well as the number of shares that such person has the right to acquire beneficial ownership of within 60 days thereafter. In addition, except as noted otherwise, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

2.

Based on the share information for The Vanguard Group as of January 31, 2024, reported on Schedule 13G/A filed by it on February 12, 2024. The Vanguard Group reported sole voting power with respect to none of the shares, shared voting power with respect to 47,103 shares, sole dispositive power with respect to 6,795,498 shares and shared dispositive power with respect to 109,693 shares.

3.

Based on the share information for FMR LLC reported on Schedule 13G/A filed by it on February 9, 2024. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Both of the foregoing are named as reporting persons in the Schedule 13G/A. FMR LLC reported sole voting power with respect to 6,454,217 shares and Ms. Johnson reported sole voting power with respect to none of the shares. FMR LLC and Ms. Johnson reported sole dispositive power with respect to 6,462,547 shares and shared voting and dispositive power with respect to none of the shares.

4.

Based on the share information for BlackRock, Inc. as of December 31, 2023, reported on Schedule 13G/A filed by it on January 26, 2024. BlackRock, Inc. reported sole voting power with respect to 4,562,380 shares, sole dispositive power with respect to 4,711,466 shares and shared voting and dispositive power with respect to none of the shares.

5.

Based on the share information for Dimensional Fund Advisors LP as of December 29, 2023, reported on Schedule 13G/A filed by it on February 9, 2024. Dimensional Fund Advisors LP reported sole voting power with respect to 3,422,179 shares, sole dispositive power with respect to 3,500,742 shares and shared voting and dispositive power with respect to none of the shares.

6.

Based on the share information for T. Rowe Price Investment Management, Inc. as of December 31, 2023, reported on Schedule 13G filed by it on February 14, 2024. T. Rowe Price Investment Management, Inc. reported sole voting power with respect to 1,258,363 shares, sole dispositive power with respect to 3,423,271 shares and shared voting and dispositive power with respect to none of the shares.

7.

Includes 197,337 shares issuable upon the exercise of vested stock options. Does not include 55,956 stock options, 40,518 restricted stock units with time-based vesting, or 81,036 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

8.

Includes 5,855 shares issuable upon the exercise of vested stock options. Does not include 10,240 stock options, 20,313 restricted stock units with time-based vesting, or 22,109 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

9.

Includes 28,862 shares issuable upon the exercise of vested stock options. Does not include 9,506 stock options, 6,731 restricted stock units with time-based vesting, or 21,842 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

10.

Includes 53,701 shares issuable upon the exercise of vested stock options. Does not include 9,506 stock options, 6,731 restricted stock units with time-based vesting, or 21,842 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

11.	Consists of 15,442 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date.

12.

Includes 26,712 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

13.	Includes 18,150 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date.

14.	Consists of 3,095 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date.

15.	Consists of 2,408 restricted stock units with time-based vesting that vest within 60 days of the record date.

16.	Includes 7,821 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date.

17.	Consists of 6,804 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date.

18.

Includes 18,020 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

19.

Includes 7,864 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date. Does not include 10,678 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

20.	Includes 25,712 restricted stock units with time-based vesting, 2,053 of which vest within 60 days of the record date.

21.	Includes 348,674 shares that are issuable upon the exercise of vested stock options and 22,581 restricted stock units that vest within 60 days of the record date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023, with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)[2]	Weighted-average exercise price of outstanding options, warrants and rights (b)[2]	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)[3]
Equity compensation plans approved by security holders	2,337,319	$41.38	4,244,020
Equity compensation plans not approved by security holders	—	—	—

1.	See Notes 2 and 7 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.

2.

In addition to options, the amounts shown in column (a) reflect time-based and performance-based restricted stock units. The weighted-average price shown in column (b) does not take restricted stock units into account.

3.

Includes 3,301,997 shares of common stock available for future issuance under the Company’s 2014 Second Amended and Restated Stock Plan and 942,023 shares of common stock available for future issuance under the Company’s Employee Stock Purchase Plan.

CODE OF ETHICS AND BUSINESS CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Ethics and Business Conduct (the “Code of Ethics”), a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions. The Code of Ethics is available on our website at www.becn.com. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Cornerstone

The Company purchases products from Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.) and its subsidiaries (collectively, “Cornerstone”), the largest manufacturer of exterior building products in North America, servicing commercial, residential and repair and remodel markets. Investment funds managed by Clayton, Dubilier & Rice, LLC indirectly own all the issued and outstanding shares of capital stock of Cornerstone. During the twelve months ending December 31, 2023, Cornerstone invoiced the Company an aggregate of approximately $160.2 million. The Company believes that the terms of the purchases made from Cornerstone were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. The Company’s relationship with Cornerstone predates the CD&R investment in the Company.

Relationship with White Cap

The Company sells products to White Cap Supply Holdings, LLC, a distributor of specialty concrete and construction products. Investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC own a substantial majority of the capital stock of White Cap. During the twelve months ending December 31, 2023, the Company invoiced White Cap approximately $229.6 thousand. The Company believes that the terms of the sales to White Cap were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. The Company’s relationship with White Cap and its corporate predecessor predates the CD&R investment in Beacon.

Relationship with CD&R

On August 24, 2017, in connection with the execution of a stock purchase agreement with respect to the acquisition of Allied Building Products Corp. (the “Allied Acquisition”), the Company entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder”) and Clayton, Dubilier & Rice Fund IX, L.P. for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). On January 2, 2018, in conjunction with the closing of the Allied Acquisition, CD&R Stockholder purchased 400,000 shares of Preferred Stock with an aggregate liquidation preference of $400.0 million, at a purchase price of $1,000 per share. The Preferred Stock was convertible perpetual participating preferred stock of the Company, with a conversion price of $41.26 per share, and accrued dividends at a rate of 6.0% per annum. Holders of the Preferred Stock were generally entitled to vote with holders of shares of the Company’s common stock on an as-converted basis on all matters submitted for a stockholder vote. Subject to certain limitations, the Company had the option to redeem the outstanding Preferred Stock, in whole or in part for an aggregate redemption price equal to two times the liquidation value of the shares being redeemed plus any accrued dividends.

On July 6, 2023, the Company reached agreement with the CD&R Stockholder for the repurchase of all 400,000 issued and outstanding shares of the Preferred Stock. The repurchase was completed on July 31, 2023 for an aggregate amount of $805.4 million. In connection with the repurchase, the right of the CD&R Stockholder to nominate two directors to serve on our Board terminated and Mr. Nathan Sleeper, CD&R’s Chief Executive Officer, and Mr. Philip Knisely, an Operating Partner of CD&R, both offered their resignations from the Board in accordance with the Investment Agreement. However, our Board did not accept Mr. Knisely’s resignation, although Mr. Knisely stepped down as non-executive Chair of the Board as of July 31, 2023. Subsequently, on January 23, 2024, Mr. Knisely resigned from the Board.

On January 2, 2018, pursuant to the Investment Agreement, the Company entered into a registration rights agreement with the CD&R Stockholder, pursuant to which the Company agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder upon the request of the CD&R Stockholder, and pursuant to which the CD&R Stockholder had the right to make up to four requests that the Company conduct an underwritten offering of, or register, shares of the Company’s common stock. The CD&R Stockholder also had customary piggyback registration rights and the right to request that the Company include its registrable securities in certain future registration statements or offerings of common stock by the Company. These registration rights terminated when the CD&R Stockholder no longer owned any registrable securities, which occurred as a result of the underwritten offerings discussed below. In 2023, the CD&R Stockholder exercised its right to require the filing of a resale shelf registration, and made two requests for underwritten offerings in 2023 and one in 2024. In accordance with the Registration Rights Agreement, the Company paid the costs, expenses and fees in connection with the registration of the shares of common stock registered on the resale shelf registration statement. These costs, expenses and fees totaled $239.1 thousand and $322.9 thousand in 2023 and 2024, respectively. The CD&R Stockholder assumed responsibility for all commissions and discounts, if any, attributable to its sales of our common stock pursuant to the resale shelf registration statement.

Best Leases

C. Munroe Best III is a trustee for a trust which owns a minority stake in each of M. Best & Sons, South Carolina Warehousing, LLC, and Wilmington Warehousing LLC, entities controlled by members of Mr. Best’s family. The Company currently leases seven buildings from the three aforementioned entities for approximately $1.68 million for the twelve months ending December 31, 2023. The original lease relationships predate Beacon’s acquisition of Best Distributing in 2000 and were not related party transactions with respect to Beacon at the time. The Company believes that the current terms of these leases approximate those the Company would negotiate in arms-length transactions with unrelated third parties.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the SEC.

Based solely on our review of the copies of these forms as filed or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them under Section 16(a) with respect to Fiscal Year 2023.

SUBMISSION OF STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

To be considered for inclusion in the Proxy Statement and form of proxy and acted upon at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), proposals by stockholders for business other than director nominations must be submitted in writing not less than 120 calendar days prior to the anniversary of the date this 2024 Proxy Statement was first sent to stockholders (on or before December 4, 2024) and must comply with the other requirements of SEC Rule 14a-8. We will deem stockholder proposals in compliance with SEC Rule 14a-8 to comply with our advance notice requirements set forth in our By-Laws discussed below.

Pursuant to our By-Laws, if you wish to submit a stockholder proposal or nominate a director at our annual meeting of stockholders, you must do so no earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders (for the 2025 Annual Meeting, these dates would be February 14, 2025 and January 15, 2025, respectively); provided, however, that in the event that the date of the 2025 Annual Meeting is not scheduled to occur within 30 days of May 15th (the 2024 Annual Meeting date), your advance notice of a stockholder proposal or director nomination must be delivered not later than the close of business on the 10th day following the date on which the notice of meeting is mailed or public disclosure is made of the date of the 2025 Annual Meeting, which ever comes first. Stockholders are also advised to review our By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations at the annual meetings.

In addition to satisfying the requirements under our By-Laws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than 60 calendar days prior to the first anniversary of this year’s Annual Meeting. Accordingly, for the 2025 Annual Meeting, you must deliver such notice no later than March 16, 2025. If the date of the 2025 Annual Meeting is changed by more than 30 calendar days from the first anniversary of this year’s Annual Meeting, the notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made.

Nothing in this section shall be deemed to require us to include in our Proxy Statement and proxy relating to an annual meeting any stockholder proposal or director nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

Advance notice of stockholder proposals and director nominations, including those eligible for inclusion in our Proxy Statement and form of proxy relating to the 2025 Annual Meeting, must be received by our Corporate Secretary at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

FORWARD-LOOKING STATEMENTS

The matters discussed in this Proxy Statement that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would,” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

We believe that it is important to communicate our future expectations to our investors. However, there are events in the future that we are not able to accurately predict or control. Cautionary language in this Proxy Statement and in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements.

Forward-looking statements speak only as of the date of this Proxy Statement. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this Proxy Statement or that may be made elsewhere from time to time by or on behalf of us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the 2024 Annual Meeting of Stockholders, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested stockholders upon written request to us.

By Order of the Board of Directors

CHRISTINE E. REDDY, Corporate Secretary
Herndon, Virginia
April 3, 2024

APPENDIX A

Additional Information Regarding Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (including acquisition costs, restructuring costs and COVID-19 impacts).

We use this supplemental non-GAAP measure to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We believe this non-GAAP measure is useful because it permits investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance. We expect to compute such non-GAAP financial measure consistently using the same methods each period.

While we believe that this non-GAAP measure is useful to investors when evaluating our business, it is not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. This non-GAAP measure should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. This non-GAAP measure may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, this non-GAAP measure may differ from similarly titled measures presented by other companies.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated (in millions):

	2023 Fiscal Year	2022 Fiscal Year
Net income (loss)	$435.0	$458.4
Interest expense, net	131.9	86.3
Income taxes	151.1	161.3
Depreciation and amortization	176.2	159.2
Stock-based compensation	28.0	27.6
Acquisition costs[1]	6.9	6.3
Restructuring costs[1]	0.5	8.9
COVID-19 impacts[1]	—	2.0

Adjusted EBITDA	$929.6	$910.0

Net sales	$9,119.8	$8,429.7

Net income (loss) as % of net sales	4.8%	5.4%
Adjusted EBITDA as % of net sales	10.2%	10.8%

1.	Amounts represent adjusting items included in selling, general and administrative expense; remaining adjusting item balances are embedded within the other line item balances reported in this table.

ANNEX A

BEACON ROOFING SUPPLY, INC. 2024 STOCK PLAN

Section 1. Purpose.

The purpose of the Beacon Roofing Supply, Inc. 2024 Stock Plan (the “Plan”) is to attract and retain outstanding individuals as Key Employees and Directors of Beacon Roofing Supply, Inc. (the “Company”) and its Subsidiaries, to recognize the contributions made to the Company and its Subsidiaries by Key Employees and Directors, and to provide such Key Employees and Directors with additional incentive to expand and improve the profits and achieve the objectives of the Company and its Subsidiaries, by providing such Key Employees and Directors with the opportunity to acquire or increase their proprietary interest in the Company through receipt of Awards of or relating to Common Stock of the Company, including Stock Options, Stock Awards, Stock Units and Stock Appreciation Rights.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Award” means any award or benefit granted under the Plan, which shall be a Stock Option, Stock Award, Stock Unit or Stock Appreciation Right.

2.2	“Award Agreement” means, as applicable, a Stock Option Agreement, Stock Award Agreement or Stock Unit Agreement or Stock Appreciation Rights Agreement evidencing an Award granted under the Plan.

2.3	“Board” means the Board of Directors of the Company or the Committee, to the extent the Board has delegated authority as described in Section 3.1 of the Plan.

2.4	“Change in Control” has the meaning set forth in Section 9.2 of the Plan.

2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6

“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan to the extent such committee is comprised of at least two members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act.

2.7	“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

2.8	“Company” means Beacon Roofing Supply, Inc., a Delaware corporation.

2.9	“Director” means a director of the Company who is not an employee of the Company or any Subsidiary.

2.10	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.11	“Fair Market Value” means the closing price of the Common Stock on the NASDAQ Global Select Market.

2.12	“Incentive Stock Option” or “ISO” means a Stock Option granted under Section 5 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

2.13

“Key Employee” means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Section 3. A Key Employee may also include a person who is granted an Award in connection with the hiring of the person prior to the date the person becomes an employee of the Company or any Subsidiary, provided that such Award shall not be an Incentive Stock Option and shall not vest prior to the commencement of employment.

2.14	“Non-Qualified Stock Option” or “NSO” means a Stock Option granted under Section 5 of the Plan that is not an Incentive Stock Option.

2.15	“Participant” means a Key Employee or Director selected to receive an Award under the Plan.

2.16	“Plan” means the Beacon Roofing Supply, Inc. 2024 Stock Plan.

2.17	“Prior Plan” means the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan.

2.18	“Stock Appreciation Right” or “SAR” means the grant of a right to receive shares of Common Stock or cash under Section 8 of the Plan.

2.19	“Stock Award” means a grant of shares of Common Stock under Section 6 of the Plan.

2.20	“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 5 of the Plan.

2.21	“Stock Unit” means a right to receive shares of Common Stock or cash under Section 7 of the Plan.

2.22	“Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

2.23

“Substitute Award” means an Award granted under the Plan upon the assumption, substitution or exchange of outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that “Substitute Award” shall not include an Award granted in connection with a repricing of a Stock Option or SAR.

Section 3. Administration.

3.1	The Committee.

The Plan shall be administered by the Committee.

3.2	Authority of the Committee.

(a) The Committee, in its sole discretion, shall determine the Key Employees and Directors to whom, and the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b) The Committee may delegate its authority to grant Awards to Key Employees and to determine the terms and conditions thereof to such officer of the Company as it may determine in its discretion, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act, or to the extent prohibited by applicable law, regulation or rule of a stock exchange on which the Common Stock is listed.

(c) The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

(d) No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

3.3	Award Agreements.

(a) Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award. An Award Agreement shall contain a vesting schedule as determined in the sole discretion of the Compensation Committee; provided that Options and SARs shall not become exercisable until at least one year following the date of grant, and the restrictions on Stock Awards and Stock Units shall not lapse for at least one year following the date of grant; and provided further that notwithstanding the foregoing, no minimum vesting schedule shall apply to (i) Awards that result in the issuance of up to an aggregate of 5% of the Common Stock reserved for issuance under Section 4, (ii) Substitute Awards, or (iii) the Committee’s discretion to provide for accelerated vesting of any Award, including in cases of retirement, death, disability or Change in Control.

(b) In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (i) an agreement not to compete with the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (ii) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (iii) an agreement to retain the confidentiality of certain information. Such agreements may contain such other terms and conditions as the Committee shall determine. If the Participant shall fail to enter into any such agreement at the request of the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

(c) In the sole discretion of the Committee, and in compliance with Section 409A of the Internal Revenue Code and procedures established by the Committee, the Award Agreement may permit the settlement of a Participant’s Award to be deferred to a later date as specified by the Participant.

3.4	Performance Goals.

(a) The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based on one or more financial, strategic or operational criteria, including, but not limited to: return on equity; earnings, earnings per share or earnings per share growth; net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock-based compensation; Common Stock price; total stockholder return; return on assets; asset or inventory turnover; working capital, inventory, accounts payable or accounts receivable; return on investment; cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); net or pre-tax income; profit margin; market share; expense management; or net sales or revenue, or net sales or revenue growth; or any other objective or subjective measures determined by the Committee. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary, unusual or infrequently occurring charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.

(b) With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

Section 4. Shares of Common Stock Subject to Plan.

4.1	Total Number of Shares.

(a) The total number of shares of Common Stock that may be issued with respect to Awards granted under the Plan is 6,200,000 shares, less the number of shares issued pursuant to Awards granted under the Prior Plan after March 6, 2024. Such shares may be either authorized but unissued shares or treasury shares and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan. After the effective date of the Plan (as set forth in Section 16.1), no Awards may be granted under the Prior Plan, and any Awards granted under the Prior Plan shall remain subject to the terms and conditions of, and continue to be governed by, the Prior Plan.

(b) Stock Options and SARs granted under the Plan, or granted under the Prior Plan after March 6, 2024, shall reduce the number of shares of Common Stock available for Awards by one share for every share subject to the Stock Option or SAR. Stock Awards and Stock Unit Awards granted under the Plan, or granted under the Prior Plan after March 6, 2024, that are settled in shares of Common Stock shall reduce the number of shares available for Awards by 2.25 shares for every share delivered. Awards that are settled in cash shall not reduce the number of shares available for Awards.

(c) If (i) there is a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason under the Plan, or under the Prior Plan after March 6, 2024, or (ii) shares subject to a Stock Award or Stock Unit Award under the Plan, or under the Prior Plan after March 6, 2024, are delivered by a Participant or withheld by the Company on behalf of such Participant as full or partial payment of any withholding taxes, then in each case such shares shall be available for issuance pursuant to subsequent Awards under the Plan, with each share subject to Stock Options or SARs under the Plan or Prior Plan counting as one share added back and each share subject to Stock Awards or Stock Unit Awards under the Plan or Prior Plan counting as 2.25 shares added back, and such shares shall not count against the aggregate number of shares of Common Stock that may be issued under the Plan.

(d) The number of shares of Common Stock delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of the exercise price of a Stock Option under the Plan, or the exercise price of a Stock Option exercised under the Prior Plan after March 6, 2024, or of any withholding taxes with respect to such Stock Options or SARs, shall not be available for issuance pursuant to subsequent Awards. The number of shares of Common Stock subject to an SAR that may be settled in shares that are not issued in connection with the settlement of the SAR shall not be available for issuance pursuant to subsequent Awards.

(e) The number of shares of Common Stock available for Awards under the Plan shall not be reduced by (i) the number of shares subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity that was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) that become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

4.2	Shares Under Awards.

Of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1:

(a) The maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in any fiscal year is 500,000 (or in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date the Award is settled), except that the maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000 (or in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date the Award is settled).

(b) The maximum number of shares of Common Stock that may be subject to Incentive Stock Options is the number specified in Section 4.1(a) above.

(c) The maximum number of shares of Common Stock that may be used for Stock Awards and Stock Unit Awards that may be granted to any Key Employee in any fiscal year is 500,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled, except that the maximum number of shares that may be used for such Stock Awards and Stock Unit Awards in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000 or, if settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled.

(d) The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year (excluding Awards granted to the Director in connection with the Director’s election to defer all or a portion of annual and committee cash retainer fees), when taken together with annual cash compensation, shall not exceed $500,000 ($700,000 in the first year as a Director or in any year for a non-employee Chairman of the Board).

The numbers of shares described herein shall be as adjusted in accordance with Section 4.3 of the Plan.

4.3	Adjustment.

In the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as are necessary and appropriate to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or the price of other Awards under the Plan; (d) adjustments to any of the shares limitations set forth in Section 4.1 or 4.2 of the Plan; and (e) any other changes that the Committee determines to be equitable under the circumstances.

Section 5. Stock Options.

5.1	Grant.

Subject to the terms of the Plan, the Committee may grant Stock Options to Participants. Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Key Employees will be ISOs. Stock Options granted under the Plan to Directors will be NSOs.

5.2	Stock Option Agreement.

The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan. A Participant shall have no dividend or other distribution rights with respect to any Stock Option prior to the date it is settled in shares of Common Stock.

5.3	Exercise Price and Exercise Period.

With respect to each Stock Option granted to a Participant:

(a) The per share exercise price of each Stock Option shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted. Notwithstanding the foregoing, in the case of a Stock Option that is a Substitute Award, the exercise price may be less than 100% of the Fair Market Value of the Common Stock on the date of grant, provided that the excess of (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed, substituted or exchanged by the Company over (iv) the aggregate exercise price of such shares.

(b) Each Stock Option shall become exercisable as provided in the Stock Option Agreement; provided that the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date provided in the Stock Option Agreement, but in no event more than ten years after the date of grant, provided however, if a Participant is unable to exercise a Stock Option because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the Stock Option exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition; provided that no extension will be made if the exercise price of such Stock Option at the date the specified term would otherwise expire is above the Fair Market Value.

5.4	Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following specific rules:

(a) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 5.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b) Notwithstanding anything herein to the contrary, if an ISO is granted to a Key Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

(c) No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by stockholders of the Company.

5.5	Exercise of Stock Options.

(a) A Participant entitled to exercise a Stock Option may do so by delivering written notice to that effect specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Committee may prescribe. All notices or requests provided for herein shall be delivered to the Secretary of the Company.

(b) The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:

(i) in cash;

(ii) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price;

(iii) by directing the Company to withhold the number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option that have an aggregate Fair Market Value equal to the exercise price;

(iv) by delivering previously acquired shares of Common Stock that are acceptable to the Committee and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price; or

(v) by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

(c) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Stock Option as soon as reasonably practicable after such exercise; provided that any shares of Common Stock purchased by a Participant through a broker-dealer pursuant to Section 5.5(b)(ii) or Section 10(b) shall be delivered to such broker-dealer in accordance with 12 C.F.R. §220.3(e)(4) or other applicable provision of law. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 6. Stock Awards.

6.1	Grant.

The Committee may, in its discretion, (a) grant shares of Common Stock under the Plan to any Participant without consideration from such Participant or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as the Board deems appropriate.

6.2	Stock Award Agreement.

Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Board may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific provisions:

(a) Shares of Common Stock issued to a Participant under the Plan shall be evidenced by a Stock Award Agreement, which shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b) The restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse as provided in the Stock Award Agreement. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Stock Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Except as provided in this subsection (c) and unless otherwise provided in the Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to all of the shares subject to the Stock Award and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares. Notwithstanding the preceding sentence, in the case of a Stock Award that provides for the right to receive dividends or distributions, the Company shall accumulate and hold such dividends or distributions, which shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Award is subject, and any such dividends or distributions attributable to the portion of a Stock Award for which the restrictions do not lapse shall be forfeited.

(d) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Common Stock is forfeited, resold to the Company, or the restrictions lapse. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 7. Stock Units.

7.1	Grant.

The Committee may, in its discretion, grant Stock Units to any Participant. Each Stock Unit shall entitle the Participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Agreement, one share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on the date of such event, as provided in the Stock Unit Agreement.

7.2	Stock Unit Agreement.

Each grant of Stock Units to a Participant under this Section 7 shall be evidenced by a Stock Unit Agreement, which shall specify the restrictions, terms and conditions established by the Committee in its sole discretion, not inconsistent with the Plan and the following provisions:

(a) The restrictions to which the Stock Units awarded hereunder are subject shall lapse as set forth in the Stock Unit Agreement. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Stock Unit held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(b) Except as provided in this subsection (b), and unless otherwise provided in the Stock Unit Agreement, a Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock. A Stock Unit Agreement may provide that, until the Stock Units are settled in shares of Common Stock or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Common Stock, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock. Notwithstanding the preceding sentence, in the case of a Stock Unit Award that provides for the right to receive amounts related to dividends or distributions, the Company shall accumulate and hold such amounts, which shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Unit Award is subject, and any such amounts attributable to the portion of a Stock Unit Award for which the restrictions do not lapse shall be forfeited.

(c) Upon settlement of Stock Units in Common Stock, the Company shall issue, in the name of the Participant, stock certificates representing a number of shares of Common Stock equal to the number of Stock Units being settled. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non–certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 8. SARs.

8.1	Grants.

Subject to the terms of the Plan, the Committee may grant SARs to Participants. Upon exercise, an SAR entitles the Participant to receive from the Company a number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. Cash shall be delivered in lieu of any fractional Shares. The Committee, in its discretion, and as set forth in the SAR Agreement, may provide for payments upon exercise of the SAR in cash, in an amount equal to the Fair Market Value on the date of exercise of the shares of Common Stock otherwise issuable upon such exercise.

8.2	SAR Agreement.

The grant of each SAR shall be evidenced by a written SAR Agreement specifying the terms and conditions of the SAR as the Committee may determine, including the exercise price, the duration of the SAR, the number of shares of Common Stock to be subject to each SAR, the form of settlement and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan. A Participant shall have no dividend or other distribution rights with respect to any SARs prior to the date they are settled in shares of Common Stock.

8.3	Exercise Price and Exercise Period.

(a) The per share exercise price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date the SAR is granted. Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the exercise price may be less than 100% of the Fair Market Value on the date of grant, provided that the excess of (i) the aggregate Fair Market Value (as of the date of such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed, substituted or exchanged by the Company over (iv) the aggregate exercise price of such shares.

(b) Each SAR shall become exercisable as provided in the SAR Agreement provided that the Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Each SAR shall expire and all rights thereunder shall cease on the date provided in the SAR Agreement, but in no event more than ten years after the date of grant, provided however, if a Participant is unable to exercise an SAR because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the SAR exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition; provided that no extension will be made if the exercise price of such SAR at the date the specified term would otherwise expire is above the Fair Market Value.

8.4	Exercise of SARs.

A Participant entitled to exercise an SAR may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the SAR is being exercised and any other information the Company may prescribe. As soon as reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Participant, stock certificates representing the total number of full shares of Common Stock to which the Participant is entitled and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional share and/or (ii) to the extent the Committee provides for settlement in cash, deliver to the Participant an amount equal to the Fair Market Value as of the date of exercise of the shares it would otherwise be obligated to deliver. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 9. Change in Control.

9.1	Effect of Change in Control.

In addition to the Committee’s authority set forth in Section 3, upon a Change in Control of the Company, the Committee is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (a) provide that (i) all outstanding Awards shall become fully vested and exercisable and (ii) all restrictions applicable to all Awards shall terminate or lapse; (b) provide for the purchase of any outstanding Stock Option, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable; (c) provide for the purchase of any outstanding Stock Award and/or Stock Unit for an amount of cash equal to the then Fair Market Value of the Common Stock, multiplied by the number of shares of Common Stock subject to the Stock Award or Stock Unit Award; (d) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change in Control; and (e) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

9.2	Definition of Change in Control.

“Change in Control” shall mean the occurrence, at any time during the specified term of an Award granted under the Plan, of any of the following events:

(a) Any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b) The Company consummates a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s outstanding securities entitled to vote generally in the election of directors;

(c) The Company sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of the Company’s outstanding securities entitled to vote generally in the election of directors; or

(d) During any period of two consecutive years or less (not including any period prior to the approval of the Plan by the Board), individuals who at the beginning of such period constituted the Board (and any new directors, whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board. Any new director described in the parenthetical above shall not include any person who becomes a director as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation.

Section 10. Payment of Taxes.

In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law. The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

(a) in cash;

(b) in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes;

(c) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld (or such other amount of tax that will not cause adverse accounting consequences and is permitted under the applicable IRS withholding rules);

(d) by delivering previously acquired shares of Common Stock of the Company that are acceptable to the Board that have an aggregate Fair Market Value equal to the amount required to be withheld; or

(e) by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Section 11. Postponement.

The Committee may postpone any grant or settlement of an Award or exercise of a Stock Option for such time as the Committee in its sole discretion may deem necessary in order to permit the Company:

(a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

(c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 12. Non-transferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than:

(a) by will or by the laws of descent and distribution;

(b) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or

(c) as permitted by the Committee with respect to a NSO transferable for no consideration by the Participant during his lifetime.

In each case, the terms and conditions applicable to the transferability of the Award shall be established by the Committee.

Section 13. Termination or Amendment of Plan and Award Agreements.

13.1	Termination or Amendment of Plan.

(a) The Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. Subject to the foregoing, the Board may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b) The Board shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Participants who are located outside of the United States to participate in the Plan.

13.2	Amendment of Award Agreements.

The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

13.3	Repricing of Stock Options or SARs.

Notwithstanding the foregoing, except in connection with an equitable adjustment pursuant to Section 4.3 or a Change in Control, any amendment to the Plan or any outstanding Award Agreement that results in the repricing of Stock Options or SARs shall not be effective without prior approval of the stockholders of the Company. For this purpose, repricing includes a reduction in the exercise price of a Stock Option or SAR or the cancellation of a Stock Option or SAR in exchange for cash, Stock Options or SARs with an exercise price less than the exercise price of the cancelled Stock Options or SARs, other Awards or any other consideration provided by the Company.

Section 14. No Contract of Employment.

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 15. Applicable Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 16. Effective Date and Term of Plan.

16.1	Effective Date.

The Plan was adopted by the Board on April 1, 2024, to be effective upon the approval of the Plan by the stockholders of the Company at the Company’s annual meeting of stockholders held on May 15, 2024, and any adjournment or postponement thereof. In the event the Plan is not approved by stockholders at the annual meeting, the Plan shall have no effect.

16.2	Term of Plan.

Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after May 15, 2034.

P.O. BOX 8016, CARY, NC 27512-9903

Scan QR for digital voting

Beacon Roofing Supply, Inc.	Internet: www.proxypush.com/BECN • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

for Stockholders of Record as of March 18, 2024	Phone:
Wednesday, May 15, 2024, 8:00 AM Eastern Time	1-866-859-2136
Salamander Middleburg, 500 N. Pendleton St., Middleburg, Virginia 20117,	• Use any touch-tone telephone
Bluemont Ballroom	• Have your Proxy Card ready
• Follow the simple recorded instructions
Mail:
• Mark, sign and date your Proxy Card
YOUR VOTE IS IMPORTANT!	• Fold and return your Proxy Card in the postage-paid envelope provided
PLEASE VOTE BY: 8:00 AM Eastern Time, May 15, 2024.

This proxy is being solicited on behalf of the Board of Directors

The undersigned appoints Julian G. Francis and Christine E. Reddy (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Salamander Middleburg, 500 N. Pendleton St., Middleburg, Virginia 20117, Bluemont Ballroom, on Wednesday, May 15, 2024 at 8:00 a.m. ET and all adjournments and postponements thereof. The undersigned hereby acknowledges receipt of (i) the Company’s 2023 Annual Report, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting of Stockholders dated April 3, 2024.

This proxy, when properly executed, will be voted in the manner directed herein. IF PROPERLY EXECUTED AND NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

If you hold shares in the 401(k) savings plan of the Company (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof. Voting instructions for shares in the Plan must be received by 11:59 p.m. ET on May 7, 2024.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or give your telephone or Internet proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2024: The Notice of Annual Meeting and Proxy Statement and the 2023 Annual Report are available at www.proxydocs.com/BECN.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Beacon Roofing Supply, Inc. Annual Meeting of Stockholders

Please make your marks like this:	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS
1.	Election of ten members to our Board of Directors to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified.				FOR

	1.01 Stuart A. Randle	FOR ☐	WITHHOLD ☐

	1.02 Julian G. Francis	☐	☐		FOR

	1.03 Major General (Ret.) Barbara G. Fast	☐	☐		FOR

	1.04 Alan Gershenhorn	☐	☐		FOR

	1.05 Melanie M. Hart	☐	☐		FOR

	1.06 Racquel H. Mason	☐	☐		FOR

	1.07 Robert M. McLaughlin	☐	☐		FOR

	1.08 Earl Newsome, Jr.	☐	☐		FOR

	1.09 Neil S. Novich	☐	☐		FOR

	1.10 Douglas L. Young	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐	FOR

3.	To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying Proxy Statement on a non-binding, advisory basis.	☐	☐	☐	FOR

4.	To approve the Company’s 2024 Stock Plan.	☐	☐	☐	FOR

5.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

☐ Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date